As Filed With the Securities and Exchange Commission on August 25, 1995


                                                      Registration No. 33-60123

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549


                          AMENDMENT NO. 4 TO

                                FORM S-1
                         REGISTRATION STATEMENT
                                  UNDER
                       THE SECURITIES ACT OF 1933

                       COLUMBIA LABORATORIES, INC.
          (Exact name of registrant as specified in its charter)

           DELAWARE                           5122                59-2758596
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                        2665 SOUTH BAYSHORE DRIVE
                           MIAMI, FLORIDA 33133
                              (305) 860-1670
           (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)

                       Norman M. Meier, President
                       Columbia Laboratories, Inc.
                        2665 South Bayshore Drive
                          Miami, Florida 33133
                             (305) 860-1670

        (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               Copies to:

                          Stephen M. Besen, Esq.
                          Weil, Gotshal & Manges
                             767 Fifth Avenue
                          New York, New York 10153

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, please check the following box [ x ].

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date or dates as the Commission, acting pursuant to said Section 89(a), may determine.

     Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions of the Warrants.

                       COLUMBIA LABORATORIES, INC.

     Cross Reference Sheet Showing the Location In the Prospectus of Information Required by Items of Form S-1

           ITEMS AND CAPTION                          LOCATION IN PROSPECTUS
           -----------------                          ----------------------

1.  Forepart of Registration Statement and
    Outside Front Cover Page of Prospectus    Outside Front Cover Page

2.  Inside Front and Outside Back Cover
    Pages of Prospectus                       Inside Front and Outside Back
                                              Cover Pages

3.  Summary Information, Risk Factors and
    Ratio of Earnings to Fixed Charges        Risk Factors

4.  Use of Proceeds                           Use of Proceeds

5.  Determination of Offering Price           Outside Front Cover Page

6.  Dilution                                  Dilution

7.  Selling Security Holders                  Selling Securityholders

8.  Plan of Distribution                      Plan of Distribution

9.  Description of Securities to be
    Registered                                Description of Securities

10. Interests of Named Experts and
    Counsel                                   Not Applicable

11. Information with respect to the
    Registrant                                The Company; Business; Properties;
                                              Legal Proceedings; Selected
                                              Financial Data; Management's
                                              Discussion and Analysis of
                                              Financial Condition and Results of
                                              Operations; Price Range of Common
                                              Stock; Dividend Policy; Changes in
                                              and Disagreements with Accountants
                                              on Accounting and Financial
                                              Disclosure; Management; Security
                                              Ownership of Certain Beneficial
                                              Owners and Management; Certain
                                              Relationships and Related
                                              Transactions; Selling
                                              Securityholders; Consolidated
                                              Financial Statements

12. Disclosure of Commission Position
    on Indemnification for Securities Act
    Liabilities                               Indemnification of Officers and
                                              Directors

                        COLUMBIA LABORATORIES, INC.

PROSPECTUS

   300,000   Shares of Common Stock Issuable Upon Exercise of Certain Warrants
    45,000   Shares of Common Stock Issuable in Payment of Legal Services


     The Prospectus relates to (i) 300,000 shares of Common Stock, $.01 par value per share ("Common Stock"), issuable upon exercise of a warrant to purchase 300,000 shares at $5.3125 per share and (ii) 45,000 shares of Common Stock issuable in payment of legal services. The exercise price of the warrants is subject to adjustment in certain events. The shares registered hereby are collectively referred to as the "Shares".

     The Shares offered pursuant to this Prospectus may be sold from time to time by the selling securityholders ("Selling Securityholders"), or by their transferees, in certain instances. No underwriting arrangements have been entered into for the sale of the Shares. Sales may be made from time to time on the American Stock Exchange at prices prevailing at the time of sale, or in private transactions at negotiated prices, and any commissions paid or discounts given will be those customary in the transactions involved.

     The Selling Securityholders and brokers and dealers through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended ("Securities Act"), with respect to such securities, and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Securityholders. The Company will receive the proceeds from the exercise of the warrants, which would aggregate $1,593,750, if, and when, all of the warrants are exercised. There can be no assurance that any of the warrants will be exercised. Expenses of this offering, estimated at $5,500 are payable by the Company. See "Selling Securityholders."

     The Company's Common Stock trades on the American Stock Exchange ("AMEX") under the symbol COB. On August __, 1995, the last reported sale price of the Company's Common Stock on the American Stock Exchange was $_.__. See "Price Range of Common Stock."

                  THE SECURITIES OFFERED HEREBY INVOLVE
                            A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS ON PAGES 3-7."

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
            BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS
                THE COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                   TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is August __, 1995.

                          AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 under Section 15(d) thereof and in accordance therewith files reports and other information with the Securities and Exchange Commission ("Commission"). In addition, the Company has filed with the Commission a registration statement on Form S-1 under the Securities Act covering the securities offered by this Prospectus. Such reports and other information can be inspected and copied at public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.; Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois; and 7 World Trade Center, Suite 1300, New York, New York. Copies of such material can be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company's Common Stock trades on the American Stock Exchange and reports, proxy statements and other information concerning the Company can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York.

                              THE COMPANY

     Columbia Laboratories, Inc. (the "Company") was incorporated as a Delaware corporation in December 1986. The Company's principal executive offices are located at 2665 South Bayshore Drive, Miami, Florida 33133, and its telephone number is (305) 860-1670. The Company's subsidiaries, all of which are wholly-owned, are Columbia Laboratories (Bermuda) Ltd. ("Columbia Bermuda"), Columbia Laboratories (France) SARL ("Columbia France"), Columbia Laboratories (UK) Limited ("Columbia UK"), Columbia Laboratories (Ireland) Limited ("Columbia Ireland") and Columbia Research Laboratories, Inc. ("Columbia Research").

     The Company's objective is to develop on a worldwide basis a portfolio of women's prescription and over-the-counter products, including those which help prevent sexually transmitted diseases. Columbia's products primarily utilize the Company's patented bioadhesive delivery technology, the Bioadhesive Delivery System ("See "Business-Products").

     Formulated products utilizing the Bioadhesive Delivery System consist principally of a polymer, polycarbophil, and an active ingredient. The Bioadhesive Delivery System is based upon the principle of bioadhesion, a process by which the polymer adheres to epithelial surfaces and to mucin, a naturally occurring secretion of the mucous membranes. The polymer remains attached to epithelial surfaces and/or the mucin and is discharged upon normal cell turnover or upon the detachment of the mucin from the mucous membranes, a physiological process which, depending upon the area of the body, occurs every 12 to 72 hours. This extended period of attachment permits the Bioadhesive Delivery System to be utilized in products when extended duration of effectiveness is desirable or required.

     The Company's initial efforts have applied the technology to women's health care products that can be sold as cosmetics and over-the-counter drugs, which do not require governmental or regulatory approval. The Company has focused on women's health care because of the significant number of women--particularly of post-menopausal age--whose health and hygiene needs have not been met by available products and because the Company has found vaginal delivery to be particularly effective. The Company intends to continue to develop products that improve the delivery of previously approved drugs.

                           RISK FACTORS

     An investment in the securities offered hereby is speculative and involves a high degree of risk. The securities should be purchased only by persons who are sophisticated in financial and business matters and who can afford the loss of their entire investment. In addition, prospective investors should carefully consider, along with the other information contained herein, the following special considerations and risk factors in analyzing the offering.

     1. HISTORY OF LOSSES; SHORTAGE OF WORKING CAPITAL. The Company sustained a net loss of $12,993,889 for the fiscal year ended December 31, 1994, which was primarily the result of research and development activities. There can be no assurance that the Company's current funds and funds generated from operations will be sufficient to achieve the Company's research and development plans. In the event that the Company is unable to generate sufficient funds from sales of its current products, the Company expects to need additional funds to continue and complete research and development, conduct pre-clinical and clinical trials and apply for regulatory approval, if necessary. In such event, if the Company is unable to obtain such additional funds, the Company may be unable to continue operations. In addition, companies engaging in the development and commercialization of prescription and over-the-counter drugs and cosmetics frequently encounter various unanticipated problems, including development, regulatory, manufacturing, distribution and marketing difficulties. The failure to adequately address such difficulties would adversely affect the Company's prospects.

     2. DEPENDENCE UPON STRATEGIC ALLIANCE AGREEMENTS. The Company's original commercialization strategy was to market Replens through its own sales force. In 1991, in order to gain mass marketing power and access to worldwide markets quickly, the Company developed and executed an alternative marketing strategy. The Company entered into strategic alliance agreements with various companies for the distribution and marketing of its bioadhesive products in certain countries. There can be no assurance that any of the companies with whom the Company has entered into these agreements will aggressively or successfully market the products. The Company's success to a great extent is dependent on the marketing efforts of its strategic alliance partners, over which the Company has limited ability to influence. The failure of these companies to successfully market the products could have a materially adverse effect on the Company's cash flow. The failure of the Company to satisfy its obligations under any of these agreements may result in modifications of the terms or termination of the relevant agreement. There can be no assurance that the Company will have the ability to satisfy all of its obligations under the agreements. Modification or termination of these agreements could have a materially adverse effect on the business and financial condition of the Company.

     As part of these agreements, certain of the strategic alliance partners have the right of first option or right of first refusal, in the applicable countries, to license future gynecological products developed by the Company. The Company is currently in discussions with these partners and other companies regarding the potential licensing of other products. See "Business--Products". There can be no assurance that the Company will be able to enter into any such agreements or that any upfront payments or ongoing royalties will be received or whether the partners will aggressively or successfully market these products.

     3. COMPETITION. While the Company has entered into the strategic alliance agreements for the marketing of its bioadhesive products in certain countries with large pharmaceutical companies, there can be no assurance that the Company and its partners will have the ability to compete successfully. The Company's success to a great extent is dependent on the marketing efforts of its strategic alliance partners, over which the Company has limited ability to influence. The markets which the Company and its strategic alliance partners operate in or intend to enter are characterized by intense competition. The Company and its partners compete against established pharmaceutical and consumer product companies which market products addressing similar needs. In addition, numerous companies are developing or, in the future, may develop enhanced delivery systems and products competitive with the Company's present and proposed products. Some of the Company's and its partners' competitors possess greater financial, research and technical resources than the Company or its partners. Moreover, these companies may possess greater marketing capabilities than the Company or its partners, including the resources to implement extensive advertising campaigns.

     4. GOVERNMENT REGULATION. The Company is subject to both the applicable regulatory provisions of the Food and Drug Administration ("FDA") in the United States and the applicable regulatory agencies in those foreign countries where its products are manufactured and/or distributed.

     As in the United States, a number of foreign countries require pre-marketing approval by health regulatory authorities. Requirements for approval may differ from country to country and may involve different types of testing. There can be substantial delays in obtaining required approvals from regulatory authorities after applications are filed. Even after approvals are obtained, further delays may be encountered before the products become commercially available.

     5. FDA REVIEW REGARDING LEGATRIN(REGISTERED TRADEMARK) The FDA, in 1988, initiated a review to determine whether drugs containing quinine sulfate for night leg cramps, an ingredient in the Company's product Legatrin, should remain on the market. The FDA issued a final monograph, which became effective on February 22, 1995, restricting manufacturer's from selling over-the-counter quinine sulfate based-products for the relief of night leg cramps. As a result, in February 1995 the Company introduced New Advanced Formula
Legatrin PM(TRADEMARK), which does not contain quinine sulfate. Legatrin PM provides relief of occasional pain and sleeplessness associated with minor muscle aches such as leg cramps; however, it is not known at this time whether consumers will find Legatrin PM as effective as Legatrin. Sales of Legatrin and gross profit derived from sales of Legatrin approximated $4 million and $3 million, respectively, for each of the three years ended December 31, 1994. Sales of Legatrin represented approximately 49%, 48% and 47% of the Company's net sales in 1994, 1993 and 1992, respectively.
There can be no assurance as to what future sales of Legatrin PM will be.

     6. TECHNOLOGICAL CHANGE; PATENT AND TRADEMARK PROTECTION AND PROPRIETARY INFORMATION. Notwithstanding the patents underlying the Bioadhesive Delivery System, other companies may independently develop equivalent or superior technologies or processes and may obtain patents or similar rights with respect thereto. Moreover, the Company may determine for financial or other reasons not to enforce its rights under the patents. Although the Company believes that the patented technology has been independently developed and does not infringe on the patents of others, there can be no assurance that the technology does not and will not infringe on the patents of others. In the event of infringement, the Company would, under certain circumstances, be required to modify the processes or obtain a license and/or pay a license fee. There can be no assurance that the Company would be able to do either of the foregoing in a timely manner or upon acceptable terms and conditions, and failure to do any of the foregoing could have a materially adverse effect on the Company.

     The Company has registered "Replens" as a trademark in the United States, the United Kingdom and 49 other countries. Applications are pending in an additional six countries. Applications for the trademarks "Advantage 24" and "Crinone" have recently been filed in over 50 countries. There can be no assurance that such trademarks will afford the Company adequate protection or that the Company will have the financial resources to enforce its rights under such trademarks.

     The Company also relies on confidentiality and nondisclosure agreements. There can be no assurance that other companies will not acquire information which the Company considers to be proprietary. Moreover, there can be no assurance that other companies will not independently develop know-how comparable or superior to that of the Company.

     7. UNCERTAINTY OF DEVELOPMENT OF FORMULATED PRODUCTS UTILIZING THE BIOADHESIVE DELIVERY SYSTEM. Several potential products utilizing the Bioadhesive Delivery System remain in the early stages of development and remain subject to all the risks inherent in the development of products based on innovative technologies, including unanticipated development problems, as well as the possible insufficiency of funds to undertake development which could result in abandonment or substantial change in the development of a specific formulated product. In addition, ethical products developed by the Company will require pre-marketing regulatory approval. Other than Replens and Advantage 24, which are fully developed, there can be no assurance that formulated products utilizing the Bioadhesive Delivery System can be successfully developed, can be developed on a timely basis or will prove to be more effective than formulated products based on existing or other newly developed technologies.

     8. DEPENDENCE UPON PRINCIPAL SUPPLIER. Medical grade, cross-linked polycarbophil, the polymer used in the Company's products utilizing the Bioadhesive Delivery System, is currently available from only one supplier, B.F. Goodrich Company ("Goodrich"). The Company believes that Goodrich will supply as much of the material as the Company may require because the Company's products rank among the highest value-added uses of the polymer. There can be no assurance that Goodrich will continue to
                                 -5-
supply the product. In the event that Goodrich cannot or will not supply enough of the product to satisfy the Company's needs, the Company will be required to seek alternative sources of polycarbophil. There can be no assurance that an alternative source of polycarbophil will be obtained.

     9. DEPENDENCE UPON KEY PERSONNEL. The success of the Company will be largely dependent on the personal efforts of Norman M. Meier, its President and Chief Executive Officer; William J. Bologna, its Chairman and Nicholas A. Buoniconti, its Vice Chairman and Chief Operating
Officer. The Company has entered into an employment agreement with Mr. Buoniconti which expires on April 15, 1997. The success of the Company is also dependent upon certain other key personnel and the Company's ability to hire additional qualified marketing, technical and other personnel. There can be no assurance that the Company will be able to hire and retain such additional employees when needed.

     10. POTENTIAL PRODUCT LIABILITY. The Company may be exposed to product liability claims by consumers. Although the Company presently maintains product liability insurance coverage in the amount of $10 million, there can be no assurance that such insurance will be sufficient to cover all possible liabilities. In the event of a successful suit against the Company, insufficiency of insurance coverage could have a materially adverse effect on the Company. In addition, certain food and drug retailers require minimum product liability insurance coverage as a condition precedent to purchasing or accepting products for retail distribution. Failure to satisfy such insurance requirements could impede the ability of the Company to achieve broad retail distribution of its proposed products, which would have a materially adverse effect upon the business and financial condition of the Company.

     11. NO DIVIDENDS IN FORESEEABLE FUTURE ON COMMON, SERIES A OR
SERIES B STOCK. The Company has never paid a cash dividend on its Common Stock and does not anticipate the payment of cash dividends in the foreseeable future. The Company intends to retain any earnings for use in the development and expansion of its business.

     The Series A Preferred Stock pays cumulative dividends at a rate of 8% per annum payable quarterly. As of June 30, 1995, dividends of $92,563 have been earned but have not been declared and are included in other long-term liabilities in the accompanying consolidated balance sheet.

     12. EFFECT ON MARKET PRICE OF SALES OF SUBSTANTIAL AMOUNTS OF
COMMON STOCK. As of July 31, 1995, the Company had 25,679,354 shares of Common Stock outstanding, of which 21,498,299 shares are freely tradeable. In addition, the Company had outstanding Series A and Series B Preferred Stock and outstanding warrants and options then exercisable, that if exercised or converted would result in the issuance of an additional 1,933,396 shares of Common Stock, all of which have been registered under the Securities Act and; accordingly, when issued will be freely tradeable. The exercise and conversion of these securities is likely to dilute the then book value per share of the Company's Common Stock. In addition, the existence of these securities may adversely affect the terms on which the Company can obtain additional equity financing. Moreover, the holders of these securities are likely to exercise their rights at a time when the Company would otherwise be able to obtain capital on terms more favorable than those provided by their exercise prices. Approximately 4,175,404 shares of the Company's Common Stock that are restricted securities may currently be sold pursuant to Rule 144. Sales of substantial amounts of Common Stock in the open market could have a significant adverse effect on the market price of the Company's Common Stock.

     13. AUTHORITY TO ISSUE ADDITIONAL PREFERRED STOCK. The Company's Certificate of Incorporation authorizes the issuance of preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. The Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common
                                 -6-

Stock or outstanding series of preferred stock. In the event of issuance of additional shares of the Company's preferred stock, such shares could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. There can be no assurance that the Company will not, under certain circumstances, issue additional shares of its preferred stock. See "Description of Securities."

     14. DEPENDENCE UPON THIRD-PARTY MANUFACTURING ARRANGEMENT. The
Company currently relies on third-party arrangements for the manufacture of its products. There can be no assurance that third-party manufacturers will be able to satisfy the Company's needs. The Company's dependence upon third parties for the manufacture of its products could have an adverse effect on the Company's profit margins and its ability to deliver its products on a timely and competitive basis.

     15. NET OPERATING LOSS ABSORPTION LIMITATION. As of December 31,
1994, the Company had available net operating loss carryforwards of approximately $40 million to offset its future U.S. taxable income. Under
Section 382 of the Internal Revenue Code of 1986, as amended ("Code"), utilization of prior net operating loss carryforwards is limited after an ownership change to the product of (a) an annual amount equal to the value of the loss corporation's outstanding stock at the date of the ownership change multiplied by (b) the federal long-term tax exempt bond rate. While the Company's initial public offering of Common Stock (when combined with prior and subsequent issuances and transfers of the Company's capital stock since January 1, 1987) probably did constitute an ownership change, the resulting annual limitation on utilization of the Company's net operating loss carryforwards is not expected to cause a significant portion of the Company's present net operating loss carryforwards to become unavailable for offset against the Company's income on a long-term basis, although depending upon the precise method utilized to compute the value of the Company at the date of the ownership change, the Code Section 382 limitation may significantly limit utilization of such net operating losses in any one year.

                            USE OF PROCEEDS

     The Company will receive no proceeds from the sale of the Shares, but will receive proceeds of $1,593,750, if, and when, all of the warrants are exercised. There can be no assurance that any of the warrants will be exercised. Expenses of this offering, estimated at $5,500 are payable by the Company. The Company anticipates that any proceeds received from the exercise of the warrants will be used for working capital and general corporate purposes.

                                 DILUTION

     As of June 30, 1995, the net tangible book value of the Company was $4,289,225. After consideration of the $311,500 liquidation preference of the outstanding Series A and B Preferred Stock, the tangible book value of the Common Stock was $3,977,725 or $.15 per share of Common Stock. After giving effect to the conversion of the Series A and B Preferred Stock and exercise of all the outstanding options and warrants, the pro forma net tangible book value of the Company's Common Stock would be $.84 per share, representing immediate dilution of $4.47 per share to the individuals exercising the warrants.

                               BUSINESS

GENERAL DESCRIPTION OF BUSINESS

     The Company was incorporated in December 1986 for the purpose of developing, marketing and selling pharmaceutical products utilizing recognized, proven and effective ingredients. The Company's objective is to develop on a worldwide basis a portfolio of women's prescription and over-the-counter products, including those which help prevent sexually transmitted diseases. Columbia's products primarily utilize the Company's patented bioadhesive delivery technology, the Bioadhesive Delivery System.

     Formulated products utilizing the Bioadhesive Delivery System consist principally of a polymer, polycarbophil, and an active ingredient. The Bioadhesive Delivery System is based upon the principle of bioadhesion, a process by which the polymer adheres to epithelial surfaces and to mucin, a naturally occurring secretion of the mucous membranes. The polymer remains attached to epithelial surfaces and/or the mucin and is discharged upon normal cell turnover or upon the detachment of the mucin from the mucous membranes, a physiological process which, depending upon the area of the body, occurs every 12 to 72 hours. This extended period of attachment permits the Bioadhesive Delivery System to be utilized in products when extended duration of effectiveness is desirable or required.

     The Company's initial efforts have applied the technology to women's health care products that can be sold as cosmetics and over-the-counter drugs, which do not require governmental or regulatory approval. The Company has focused on women's health care because of the significant number of women--particularly of post-menopausal age--whose health and hygiene needs have not been met by available products and because the Company has found vaginal delivery to be particularly effective. The Company intends to continue to develop products that improve the delivery of previously approved drugs.

     The Company is currently engaged solely in one business segment -- the development and sale of pharmaceutical products and cosmetics. See footnote 7 to the consolidated financial statements for information on foreign operations.

PRODUCTS

     REPLENS(REGISTERED TRADEMARK). In November 1989, the Company introduced Replens, the first product utilizing the Bioadhesive Delivery System, in the United States. Replens replenishes vaginal moisture on a sustained basis and relieves the discomfort associated with vaginal dryness. The Company introduced Replens in England and Ireland in December 1990. The Company's original commercialization strategy was to market Replens through its own sales force.

     In 1991, in an attempt to gain mass marketing power and access to worldwide markets quickly, the Company developed and executed an alternative marketing strategy. The Company has entered into strategic alliance agreements for the marketing and distribution of Replens with: (i) Warner-Lambert Company under which Warner-Lambert Company markets Replens in the United States; (ii) subsidiaries of Johnson and Johnson under which those subsidiaries market Replens in Italy and will market Replens in Belgium; (iii) Roussel-UCLAF under which Roussel markets Replens in France, certain French overseas territories and Greece; (iv) Sterling Drug Inc.
under which Sterling markets Replens in Japan, South America, Central America, Australia, New Zealand, and other Pacific Rim nations; (v) Teva Pharmaceutical under which Teva will market Replens in Israel; (vi) Logos Pharmaceuticals (Pty) Limited under which Logos markets Replens in South Africa and the sixteen countries of sub-Saharan Africa; (vii) LASA SA under which LASA SA markets Replens in Spain; (viii) Unipath Ltd. under which Unipath markets Replens in the United Kingdom; (ix) Roberts Pharmaceutical Corporation under which Roberts will market Replens in Canada; (x) Vifor SA under which Vifor will market Replens in Switzerland and Liechtenstein;
(xi) Hermes H/F under
which Hermes is currently marketing Replens in Iceland and (xii) a Swedish pharmaceutical company that has created a joint venture which markets Replens in Sweden and other Scandinavian countries.

     As a result of having marketed Replens in the United States and England, which demonstrated the market for Replens, the Company has been able to negotiate agreements with its strategic alliance partners pursuant to which the Company manufactures Replens and in return receives as revenue approximately 24% to 30% of its partners' selling price of the product. These companies are responsible for all marketing and distribution costs of Replens in their territories. The Company has been informed that its strategic alliance partners expect to spend, in aggregate, over $20 million during 1995 marketing Replens and Advantage 24; however, there can be no assurance that such amounts will be spent or if spent will have a favorable impact on the Company's sales. Prior to entering into these strategic alliance agreements, the Company lost money on Replens as a result of the significant amounts the Company was required to spend on product promotion. As part of these agreements, certain of the strategic alliance partners have the right of first option or right of first refusal, in the applicable countries, to license future gynecological products developed by the Company.

      In December 1992, the United Kingdom Medicines Control Agency ("MCA") granted a General Sales License for Replens to be sold in the UK for the symptomatic relief of vaginal dryness in postmenopausal women and, when used regularly, for the reduction of pH to levels normally found in premenopausal women. Replens had previously been sold in the UK under the cosmetic regulations which restricted the claims that the Company could make for the product. The Company believes that Replens is now the only non-hormonal product approved for vaginal moisturization and reduction of pH in the UK. In the United States, Replens is sold as a cosmetic.

     In February 1994, the European Union recommended to its member countries, based on consultation from each of the countries, that Replens be approved as a drug. Currently, eleven of the twelve countries agree with the European Union's recommendation and the Company believes that licenses from these individual countries will be issued within the next several months.

     While the strategic alliance agreements in the United States and abroad have not produced desired unit sales as quickly as planned, the Company believes it has established effective working relationships with its partners which the Company believes form a solid foundation to build sales of Replens and the other products in the development pipeline. In addition, upon granting of the European multistate license, Replens should become a reimbursable product in certain countries. The Company believes that sales of Replens in Europe should increase once the licenses are granted. The Company's success to a great extent is dependent on the marketing efforts of its strategic alliance partners, over which the Company has limited ability to influence.

     FEMINESSE. Feminesse, which also utilizes the Bioadhesive Delivery System, helps eliminate vaginal odor on a sustained basis. Feminesse is currently sold in the U.K. by Unipath.

     ADVANTAGE 24(REGISTERED TRADEMARK). During 1993, Advantage 24, the Company's 24 hour sustained release contraceptive gel, was qualified to be sold in the United States, under the existing FDA monograph for nonoxynol-9 spermicidal products. In September 1994, the Company entered into a license and distribution agreement with Lake Pharmaceutical, Inc. under which Lake markets Advantage 24 in the United States.

     Among Advantage 24's benefits is its slow release characteristic which permits the spermicide to be effective for up to 24 hours, in contrast with conventional spermicides that must be applied at most two hours prior to intercourse. The slow release feature is derived from the Company's Bioadhesive Delivery System, which enables the nonoxynol-9 to adhere to the cervix. Broader claims relating to prevention of sexually transmitted diseases (STD's) will be requested upon completion, if successful, of clinical studies now underway. The Company expects that within 12 months it will have sufficient data to apply for regulatory approval on the broader claims. In Europe, the Company intends to register Advantage 24 as an over-the-counter drug.

     Additionally, the World Health Organization (WHO) has recently completed an approximately 300 women safety study on Advantage 24. WHO's preliminary analysis of the data generated indicates that Advantage 24, as used in the study, was free of any serious side effects. A full analysis of the data is now being performed. Based on the results of this study, the WHO has indicated an interest in studying the efficacy of Advantage 24 in preventing the heterosexual transmission of HIV and other STD's. The WHO is currently developing a protocol with the Company.

     CRINONE(TRADEMARK). Preliminary analysis of the clinical data on the Company's first prescription drug utilizing the Bioadhesive Delivery System, Crinone, a vaginal progesterone product, has confirmed that it can help protect against uterine cancer in women receiving estrogen replacement therapy. The clinical studies have also indicated that the Company's bioadhesive natural progesterone is applicable to women who have difficulty in maintaining pregnancy, especially the difficulties of those undergoing in-vitro fertilization procedures (IVF).

     During 1994, the Company submitted registration files covering Crinone to the U.K.'s Medical Control Agency and to certain other European regulatory authorities for approval as a new drug. The Company anticipates that a New Drug Application (NDA) will be filed in the United States upon successful completion of two additional clinical studies.

     During 1993, the Logos Replens Agreement was amended such that Logos will also be the exclusive distributor of the Company's progesterone product in South Africa and the sixteen countries of sub-Saharan Africa. As part of the agreement, the Company received upfront licensing fees and expects to receive ongoing revenue from manufacturing and product sales.

     In May 1995, the Company entered into an exclusive worldwide, except for South Africa, license and supply agreement with American Home Product Corporation (AHP) under which the Wyeth-Ayerst division of AHP will market Crinone. Under the terms of the agreement, the Company received a $6 million upfront payment and will receive milestone payments and a significant percentage of sales.

     OTHER PRODUCTS. The Company also markets New Advanced Formula
Legatrin PM(TRADEMARK), for the relief of occasional pain and sleeplessness associated with minor muscle aches such as night leg cramps; Vaporizer in a Bottle(REGISTERED TRADEMARK), a portable decongestant for relief of colds and hay fever congestion; and Diasorb(REGISTERED TRADEMARK), a pediatric antidiarrheal product. These products do not utilize the Bioadhesive Delivery System.

RESEARCH AND DEVELOPMENT

     The Company expended $9,376,047 in 1994, $5,290,912 in 1993 and
$3,129,026 in 1992, on research and development activities. The increase in expenditures are primarily the result of costs associated with contracting for, supervising and administering the clinical studies on the Company's Crinone and Advantage 24 products. These studies are coordinated from the Company's New York and Paris offices.

     In December 1993, the Company entered into an Option and License Agreement with a French research group based in Marseille, France, pursuant to which it was granted an option to obtain an exclusive license to the North and South American rights to a potential AIDS treatment. The option cost $2 million, of which $1.1 million was paid in December 1993 and the remaining $900,000 was paid in February 1994. The potential product was recently granted a Clinical Trials Exemption (CTX) in the United Kingdom and clinical trials in humans are now underway.

     The option, which must be exercised upon the occurrence of certain events, expires in December 1998. Upon exercise of the option, the Company will be required to pay an additional $5 million. If the Company does not exercise its option upon the occurrence of certain events, the Company's rights to the option are terminated.

     The synthetic molecule, which could prove to be a breakthrough in the treatment of AIDS, is a multibranched peptide, a type of protein, which acts to prevent the AIDS virus from fusing with a healthy cell. Up to now, the only treatments available for AIDS patients act by stopping the virus from multiplying rapidly. The Marseille molecule, according to a recent paper published in the Journal of France's Academy of Sciences, could prevent the virus from attacking healthy cells in two ways: (i) in lymphocytes, the white blood cells that are a key part of the body's immune system and (ii) in macrophages, a type of white blood cell that is often a vehicle for transmitting the virus to the brain.

PATENTS, TRADEMARKS AND PROTECTION OF PROPRIETARY INFORMATION

     The Company purchased the patents underlying the Bioadhesive Delivery System from Bio-Mimetics, Inc. ("Bio-Mimetics"). The Company has the exclusive right to the use of the Bioadhesive Delivery System subject to certain third party licenses issued by Bio-Mimetics that have been assigned to the Company and certain restrictions on the assignment of the patents. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

     The basic patent that covers the Bioadhesive Delivery System was issued in the United States in 1986 and by the European Patent Office in 1992. Corresponding patents have also been issued in Canada and Australia. A corresponding application is currently pending in Japan. The Company is continuing to develop the core Bioadhesive Delivery System and has filed patent applications covering tissue moisturization, in general, as well as vaginal moisturization. These applications are currently pending in the U.S. Patent and Trademark Office, the European Patent Office, and elsewhere, worldwide. While patent applications do not ensure the ultimate issuance of a patent, it is the Company's belief that patents based on these applications will issue.

     In addition to the basic patents discussed above, the Company has two additional patents that cover ophthalmic treatment products. These two patents also underlie an agreement to share technology with InSite Vision Incorporated ("Insite"). Under this agreement, the Company obtained from Insite the worldwide rights to market ophthalmic veterinary products which utilize Insite's sustained release gel technology. In addition, the Company obtained the right to market, in all parts of the world except North America and portions of Asia, ophthalmic over-the-counter drugs which utilize Insite's sustained release gel technology. In exchange, Insite obtained from the Company the worldwide rights to market prescription ophthalmic products which utilize the Company's Bioadhesive Delivery System. In addition, InSite obtained the right to market, in North America and portions of Asia, ophthalmic over-the-counter drugs which utilize the Company's Bioadhesive Delivery System.

     Because the Company operates on a worldwide basis, the Company seeks worldwide patent protection for its technology and products. While having patent protection cannot ensure that no competitors will emerge, this is a fundamental step in protecting the technologies of the Company.

     The Company has registered "Replens" as a trademark in the United States, the United Kingdom and in 49 other countries. Applications are pending in an additional six countries. Applications for the trademarks "Advantage 24" and "Crinone" have recently been filed in over 50 countries. Applications for the registration of trademarks do not ensure the ultimate registration of these marks. The Company believes these marks will be registered.

     The Company also relies on confidentiality and nondisclosure agreements. There can be no assurance that other companies will not acquire information which the Company considers to be proprietary. Moreover, there can be no assurance that other companies will not independently develop know-how comparable to or superior to that of the Company.

MANUFACTURING

     During 1991, the Company introduced a new, more efficient and less expensive manufacturing and packaging process for the production of Replens and its future women's health care products. The process, called "form, fill and seal," is a single step process whereby the redesigned applicator is created, filled and sealed in one process. Replens is currently being manufactured and packaged, utilizing the process developed by the Company, by third-party manufacturers in Europe. In 1991, the Company placed orders for approximately $2.7 million of manufacturing equipment. As of June 30, 1995 and December 31, 1994 and 1993, $945,000 of this equipment was completed and is included in machinery and equipment in the accompanying consolidated balance sheet. Deposits on manufacturing equipment totalling approximately $991,000 are included in other assets in the June 30, 1995 and December 31, 1994 and 1993 consolidated balance sheets. Due to production delays, the Company does not expect to take delivery of this equipment until 1995 or 1996.

     Medical grade, cross-linked polycarbophil, the polymer used in the Company's products utilizing the Bioadhesive Delivery System, is currently available from only one supplier, B.F. Goodrich Company ("Goodrich"). The Company believes that Goodrich will supply as much of the material as the Company may require because the Company's products rank among the highest value-added uses of the polymer. There can be no assurance that Goodrich will continue to supply the product. In the event that Goodrich cannot or will not supply enough of the product to satisfy the Company's needs, the Company will be required to seek alternative sources of polycarbophil. There can be no assurance that an alternative source of polycarbophil will be obtained.

     All of the other raw materials used by the Company for its products utilizing the Bioadhesive Delivery System are available from several sources.

OVER-THE-COUNTER DRUGS

     GENERAL. The Company currently markets three over-the-counter drugs:
New Advanced Formula Legatrin PM(TRADEMARK), for the relief of occasional pain and sleeplessness associated with minor muscle aches such as night leg cramps; Diasorb, a pediatric antidiarrheal product; and Vaporizer in a Bottle, a portable decongestant for relief of colds and hay fever congestion. These over-the-counter drugs are manufactured by third-party manufacturers. All of the raw materials used by the Company for its over-the-counter drugs are available from several sources.

     The over-the-counter drugs are sold to drug wholesalers and chain drug stores. The Company utilizes 18 drug manufacturers' representative firms to make calls on the Company's trade customers. The manufacturers' representatives receive commissions based on sales made within their respective territories. The Company supports the activities of the manufacturers' representatives by advertising in medical and consumer publications, direct mailings and convention participation.

     LEGATRIN. In February 1989, the Company acquired from Scholl, Inc., a subsidiary of Schering-Plough Corporation, the North American rights to the product Legatrin and the related trademark, for $300,000 and the assumption of certain liabilities approximating $41,000. The FDA, in 1988, initiated a review to determine whether drugs containing quinine sulfate for night leg cramps, an ingredient in Legatrin, should remain on the market. The FDA issued a final monograph, which became effective on February 22, 1995, restricting manufacturer's from selling over-the-counter quinine sulfate based-products for the relief of night leg cramps. As a result, in February 1995 the Company introduced New Advanced Formula Legatrin PM.

SALES

     The following tables sets forth the percentage of the Company's consolidated net sales by product, for each product accounting for 15% or more of consolidated net sales in any of the three years ended December 31, 1994.

                              1994          1993          1992
                              ----          ----          ----
     Replens                   39%           42%           42%
     Legatrin                  49            48            47
     Other products            12            10            11
                              ---           ---           ---
                              100%          100%          100%
                              ===           ===           ===

The Company anticipates the percentage of sales attributable to Legatrin and the other products to decrease in future years as additional products utilizing the Bioadhesive Delivery System are introduced. Warner-Lambert accounted for approximately 27%, 29% and 32% of 1994, 1993 and 1992 consolidated net sales, respectively. Another customer accounted for approximately 14% and 11% of 1994 and 1993 consolidated net sales, respectively. As set forth above, the FDA issued a final monograph, which became effective on February 22, 1995, restricting manufacturer's from selling over-the-counter quinine sulfate based-products for the relief of night leg cramps. As a result, in February 1995 the Company introduced New Advanced Formula Legatrin PM.

COMPETITION

     While the Company has entered into the strategic alliance agreements for the marketing of Replens and Crinone with large pharmaceutical companies, there can be no assurance that the Company and its partners will have the ability to compete successfully. The Company's success to a great extent is dependent on the marketing efforts of its strategic alliance partners, over which the Company has limited ability to influence. The markets which the Company and its strategic alliance partners operate in or intend to enter are characterized by intense competition. The Company and its partners compete against established pharmaceutical and consumer product companies which market products addressing similar needs. In addition, numerous companies are developing or, in the future, may develop enhanced delivery systems and products competitive with the Company's present and proposed products. Some of the Company's and its partners' competitors possess greater financial, research and technical resources than the Company or its partners. Moreover, these companies may possess greater marketing capabilities than the Company or its partners, including the resources to implement extensive advertising campaigns.

     Although the Company is not aware of any product incorporating rate-controlled technology with respect to vaginal lubrication, the Company believes that Replens competes in the same markets as K-Y Jelly(REGISTERED TRADEMARK) and Gyne-Moisturin(REGISTERED TRADEMARK), vaginal lubricants marketed by Johnson & Johnson Products, Inc. and Schering-Plough Corporation, respectively. The Company also believes that Advantage 24, Legatrin PM and Diasorb compete against numerous products in their respective categories and that Vaporizer in a Bottle(REGISTERED TRADEMARK) competes against Vicks Vaporsteam, a product distributed by Richardson-Vicks, Inc.

GOVERNMENT REGULATION

     The Company is subject to both the applicable regulatory provisions of the FDA in the United States and the applicable regulatory agencies in those foreign countries where its products are manufactured and/or distributed.

     As in the United States, a number of foreign countries require premarketing approval by health regulatory authorities. Requirements for approval may differ from country to country and may involve different types of testing. There can be substantial delays in obtaining required approvals from regulatory authorities after applications are filed. Even after approvals are obtained, further delays may be encountered before the products become commercially available.

     In the United States, manufacturers of pharmaceutical products are subject to extensive regulation by various Federal and state governmental entities relating to nearly every aspect of the development, manufacture and commercialization of such products. The FDA, which is the principal regulatory authority in the United States for such products, has the power to seize adulterated or misbranded products and unapproved new drugs, to require their recall from the market, to enjoin further manufacture or sale and to publicize certain facts concerning a product. As a result of FDA regulations, pursuant to which new pharmaceuticals are required to undergo extensive and rigorous testing, obtaining premarket regulatory approval requires extensive time and cash expenditures. The manufacturing of the Company's products which are either manufactured and/or sold in the United States, is subject to current Good Manufacturing Practices prescribed by the FDA. The labeling of over-the-counter drugs in the United States, as well as advertising relating to such products, are subject to the review of the Federal Trade Commission ("FTC") pursuant to the general authority of the FTC to monitor and prevent unfair or deceptive trade practices.

PRODUCT LIABILITY

     The Company may be exposed to product liability claims by consumers. Although the Company presently maintains product liability insurance coverage in the amount of $10 million, there can be no assurance that such insurance will be sufficient to cover all possible liabilities. In the event of a successful suit against the Company, insufficiency of insurance coverage could have a materially adverse effect on the Company.

EMPLOYEES

     As of July 31, 1995, the Company had 22 employees, 5 in management,
4 in sales positions, 4 in research and development administration and 9 in support functions. None of the Company's employees are represented by a labor union. The Company believes that its relationship with its employees is satisfactory.

     The Company has employment agreements with certain employees, some of whom are also stockholders of the Company. See "Executive
Compensation--Employment Agreements."

                              PROPERTIES

     As of July 31, 1995, the Company leases the following properties:

                                                                             ANNUAL
  LOCATION             USE                 SQUARE FEET     EXPIRATION         RENT
  --------             ---                 -----------     ----------        ------

Miami, FL           Corporate office          3,900      September 1998     $85,000
Paris, France       Research admin office     2,000      January 1996       100,000
Paris, France       Business residence        1,870      September 1995      50,000
New York, NY        Residential office        1,000      April 1996          39,000

                             LEGAL PROCEEDINGS

     Various claims and complaints have been filed against the Company with respect to various matters. In the opinion of management and counsel, all such matters are adequately reserved for or covered by insurance or, if not so covered, are without any or have little merit or involve such amounts that if disposed of unfavorably would not have a material adverse effect on the Company.

                          SELECTED FINANCIAL DATA

     The following consolidated selected financial data of the Company should be read in conjunction with the consolidated financial statements and related notes thereto. See the financial statements of the Company annexed to this Prospectus on pages F-1 to F-18.

                                         FOR THE
                                     SIX MONTHS ENDED
                                         JUNE 30,                 FOR THE YEARS ENDED DECEMBER 31,
                                      1995      1994       1994      1993      1992      1991      1990
                                      ----      ----       ----      ----      ----      ----      ----
                                                  (amounts in thousands except per share data)

STATEMENT OF OPERATIONS DATA:

Net sales                            $6,084    $3,878     $8,769    $8,150    $ 9,173  $ 10,675  $ 12,139
Net income (loss)                     5,208    (5,571)   (12,994)  (10,453)    (8,536)  (14,548)  (16,337)
Income (loss) per common share          .21      (.25)      (.58)     (.49)      (.51)    (1.17)    (1.62)
Weighted average number
 of common shares outstanding        25,123    22,199     22,530    21,380     16,880    12,856    10,788

BALANCE SHEET DATA:

Working capital (deficiency)          2,284    (1,362)    (3,858)   $2,888    $(4,443)  $ 1,542  $ (2,167)
Total assets                         12,260    10,834      6,808    13,870      9,833    14,488    10,690
Long-term debt                           --     7,212      6,218     5,474         58     1,692       123
Stockholders' equity (deficiency)     5,964    (4,005)    (6,192)    1,475     (6,991)     (720)   (3,952)

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

     In May 1995, the Company entered into an exclusive worldwide, except for South Africa, license and supply agreement with American Home Product Corporation (AHP) under which the Wyeth-Ayerst division of AHP will market Crinone. Under the terms of the agreement, the Company received a $6 million upfront payment and will receive milestone payments and a significant percentage of sales. A $2 million milestone payment was received in June 1995, when Crinone was approved as a drug in the U.K. As a result cash and equivalents increased from approximately $690,000 at December 31, 1994 to approximately $6 million at June 30, 1995.

     Cash and cash equivalents decreased from approximately $5.3 million at December 31, 1993 to approximately $690,000 at December 31, 1994, primarily as a result of approximately $7.8 million used for operating activities and $900,000 used to pay the remaining cost of an option the Company acquired in December 1993 to obtain an exclusive license to the North and South American rights to a potential AIDS treatment; offset by approximately $4.2 million received from the exercise of options and warrants and the issuance of Common Stock. The loss for the year ending December 31, 1994, was approximately $13.4 million, resulting in stockholders' deficit of approximately $4.6 million as of December 31, 1994.

     During 1995, the Company repaid $6,339,409 of long-term debt and accrued interest through the issuance of 1,695,232 shares of the Company's Common Stock.

     During the three years ended December 31, 1994, the Company incurred an aggregate of $18 million in research and development expenditures, resulting in net cash used in operating activities aggregating approximately $24 million. To fund these amounts, during the three years ended December 31, 1994, the Company raised approximately $20 million through various debt and equity financings. The year to year fluctuations in cash provided by (used for) operations, investing and financing activities are primarily the result of the timing of the various financings and the resultant cash balances.

     The Company is currently in discussions with several large pharmaceutical companies regarding the licensing of some of the Company's products. In addition, the Company is in discussions regarding potential product development agreements with certain of these companies, in which the cost of development would be borne by the strategic alliance partner. The Company expects to receive both upfront payments and ongoing royalties upon consummation of any such agreements.

     There can be no assurance that the Company will be able to enter into any such agreements or that any upfront payments or ongoing royalties will be received or, if received, will be sufficient to meet the Company's funding requirements. The Company's future cash flow requirements are substantially dependent upon the receipt of such upfront payments and on the marketing efforts of its strategic alliance partners. If such payments are not received, the Company will seek to raise additional capital, the success of which is not determinable. If the Company is unable to raise sufficient additional capital, the Company will explore the alternatives available to it at such time, including without limitation, delaying clinical studies or otherwise reducing its operating activities or seeking other ways to reduce its cash requirements.

     In December 1993, the Company entered into an Option and License Agreement with a French research group based in Marseille, France, pursuant to which it was granted an option to obtain an exclusive license to the North and South American rights to a potential AIDS treatment. The option cost $2 million, of which $1.1 million was paid in December 1993 and the remaining $900,000 was paid in February 1994. The potential product was recently granted a Clinical Trials Exemption (CTX) in the United Kingdom
(UK) and clinical trials in humans are now underway.

     The option, which must be exercised upon the occurrence of certain events, expires in December 1998. Upon exercise of the option, the Company will be required to pay an additional $5 million. If the Company does not exercise its option upon the occurrence of certain events, the Company's rights to the option are terminated.

     The FDA, in 1988, initiated a review to determine whether drugs containing quinine sulfate for night leg cramps, an ingredient in Legatrin, should remain on the market. The FDA issued a final monograph, which became effective on February 22, 1995, restricting manufacturer's from selling over-the-counter quinine sulfate based-products for the relief of night leg cramps.

     As a result, the Company recently introduced New Advanced Formula Legatrin PM. Legatrin PM(TRADEMARK), which does not contain quinine sulfate, provides relief of occasional pain and sleeplessness associated with minor muscle aches such as leg cramps; however, it is not known at this time whether consumers will find Legatrin PM as effective as Legatrin. Sales of Legatrin and gross profit derived from sales of Legatrin approximated $4 million and $3 million, respectively, for each of the three years ended December 31, 1994. Sales of Legatrin represented approximately 49%, 48% and 47% of the Company's net sales in 1994, 1993 and 1992, respectively. There can be no assurance as to what future sales of Legatrin PM will be.

     In connection with the 1989 purchase of the assets of Bio-Mimetics, Inc., which assets consisted of the patents underlying the Company's Bioadhesive Delivery System, other patent applications and related technology, the Company pays Bio-Mimetics, Inc. a royalty equal to two percent of the net sales of products based on the Bioadhesive Delivery System, to an aggregate of $7.5 million. The Company is required to prepay a portion of the remaining royalty obligation, in cash or stock at the option of the Company, if certain conditions are met.

     As of June 30, 1995, the Company has outstanding exercisable options and warrants that, if exercised, would result in approximately $11 million of additional capital. However, there can be no assurance that such options or warrants will be exercised.

     Material expenditures anticipated by the Company in the near future are concentrated on production commitments related to Replens and research and development related to new products. The Company has committed to spend an aggregate of approximately $850,000 on additional molding capacity at its suppliers during 1995 and 1996.

     As of December 31, 1994, the Company had available net operating loss carryforwards of approximately $40 million to offset its future U.S. taxable income. In accordance with Statement of Financial Standards No. 109, as of December 31, 1994, other assets in the accompanying consolidated balance sheet includes a deferred tax asset of approximately $14 million (consisting primarily of a net operating loss carryforward) which has been fully reserved as its ultimate realizability is not assured.

RESULTS OF OPERATIONS - YEARS ENDED DECEMBER 31, 1994 VERSUS DECEMBER 31, 1993 VERSUS DECEMBER 31, 1992

     Sales and gross margin have remained relatively constant during the last three years. While the strategic alliance agreements in the United States and abroad have not produced desired unit sales as quickly as planned, the Company believes it has established effective working relationships with its partners which the Company believes form a solid foundation to build sales of Replens and the other products in the development pipeline. In addition, upon granting of the European multistate license, Replens should become a reimbursable product in certain countries. The Company believes that sales of Replens in Europe should increase once the licenses are granted. The Company's success is dependent to a great extent on the marketing efforts of its strategic alliance partners, which the Company has limited ability to influence.

     In anticipation of the increased sales, during 1992 and 1993, the Company built up its inventory of Replens applicators, the cost of which were included in raw materials as of December 31, 1993. During 1994, when the sales of Replens did not materialize as quickly as planned, the Company significantly scaled back its manufacturing of Replens applicators and in addition wrote off approximately $900,000 of outdated applicators, thereby reducing raw material inventory as of December 31, 1994.

     Selling and distribution expenses continue to decrease as a result of the strategic alliance agreements whereby the Company's partners are responsible for all marketing and distribution costs of Replens and Advantage 24 in their territories. The Company has been informed that the strategic alliance partners expect to spend in excess of $20 million during 1995 marketing Replens and Advantage 24; however, there can be no assurance that such amounts will be spent, or if spent, will have a favorable impact on the Company's sales.

     General and administrative expenses have also decreased significantly as a result of cost control programs implemented by the Company.

     Research and development expenditures have increased as a result of costs associated with performing clinical studies on the Company's current and future products.

     Lease termination cost represents expenses incurred in relocating the Company's corporate headquarters to a smaller premise and in closing the Company's laboratory facility in Madison, Wisconsin. Of the total, $1.2 million was paid through the issuance of 239,238 shares of the Company's Common Stock.

     The increase in interest expense is primarily the result of the interest on the 1993 Notes and the Warrants.

     In August 1990, Columbia sold a 25% equity interest in Columbia UK, to a group of European Investors for a purchase price of (pound)1.8 million. In connection therewith, the Company committed to provide the European Investors a compound annual internal rate of return of 50% on their investment. In January 1993, the Company repurchased the European Investors interest in Columbia UK through the payment of $2.5 million in cash and the issuance of 867,579 shares of the Company's Common Stock. As a result of this transaction, the Company has no further obligations to the European Investors.

     During 1993 the Company entered into an Option and License Agreement pursuant to which it was granted an option to obtain an exclusive license to the North and South American rights to a potential AIDS treatment. In accordance with SFAS No. 2, the $2 million option cost has been expensed when acquired in 1993.
     As a result, the net loss for 1994 was $12,993,889 or $.58 per share as compared to net losses in 1993 of $10,452,983 or $.49 per common share and $8,535,936 or $.51 per share in 1992.

RESULTS OF OPERATIONS - SIX MONTHS ENDED JUNE 30, 1995 VERSUS SIX
MONTHS ENDED JUNE 30, 1994

     Sales have increased in 1995 as compared to 1994 primarily as a result of Advantage 24(TRADEMARK) now being available on drug store shelves throughout the U.S., renewed sales activity from the Company's OTC segment, including the introduction of Legatrin PM, as well as revenue from a research agreement which began in late 1994. While the strategic alliance agreements in the United States and abroad have not produced desired unit sales as quickly as planned, the Company believes it has established effective working relationships with its partners which the Company believes form a solid foundation to build sales of Replens and the other products in the development pipeline. In addition, upon granting of the European multistate license, Replens should become a reimbursable product in certain countries. The Company believes that sales of Replens in Europe should increase significantly once the licenses are granted. The Company's success to a great extent is dependent on the marketing efforts of its strategic alliance partners, over which the Company has limited ability to influence.

     Selling and distribution expenses increased as a result of costs associated with the introduction of Legatrin PM.

     Research and development expenditures have decreased as a result of the completion of a majority of the clinical studies related to Crinone and Advantage 24.

     License fees, net includes $8 million received as upfront and milestone payments in connection with the licensing agreement with AHP.

     The decrease in interest expense is primarily the result of repayment of a portion of the 1993 Notes.

     As a result, the net income for 1995 was $5,208,095 or $.21 per share as compared to a net loss in 1994 of $(5,570,960) or $(.25) per common share.

IMPACT OF INFLATION

        Sales revenues, manufacturing costs, selling and distribution expenses, general and administrative expenses and research and development costs tend to reflect the general inflationary trends.

                        PRICE RANGE OF COMMON STOCK

     The Company's Common Stock trades on the American Stock Exchange ("AMEX") under the symbol COB. The following table sets forth the high and low sales prices of the Common Stock on the American Stock Exchange, as reported on the Composite Tape.

                                                      HIGH          LOW
                                                      ----          ---
FISCAL YEAR ENDED DECEMBER 31, 1993

      First Quarter                                  $6.00         $4.25
      Second Quarter                                  5.88          4.50
      Third Quarter                                   5.88          3.56
      Fourth Quarter                                  6.88          4.88

FISCAL YEAR ENDED DECEMBER 31, 1994

      First Quarter                                  $6.75         $4.25
      Second Quarter                                  6.00          4.25
      Third Quarter                                   4.94          4.00
      Fourth Quarter                                  5.38          4.00

FISCAL YEAR ENDED DECEMBER 31, 1995

      First Quarter                                  $5.63         $4.06
      Second Quarter                                  8.50          4.00
      Third Quarter (through August __, 1995)

     At July 31, 1995, there were 670 shareholders of record of the Company's Common Stock, although the Company estimates that there are approximately 7,000 beneficial owners, 6 shareholders of record of the Company's Series A Convertible Preferred Stock ("Series A Preferred Stock") and 4 shareholders of record of the Company's Series B Convertible Preferred Stock ("Series B Preferred Stock").

                            DIVIDEND POLICY

     The Series A Preferred Stock pays cumulative dividends at a rate of 8% per annum payable quarterly. As of June 30, 1995, dividends of $92,563 have been earned but have not been declared and are included in other long-term liabilities in the accompanying consolidated balance sheet. Upon conversion of any shares of Series A Preferred Stock, the Company is obligated to issue additional shares of Common Stock having a market value equal to accrued but unpaid dividends on the Series A Preferred Stock at the time of conversion.

     The Company has never paid a cash dividend on its Common Stock and does not anticipate the payment of cash dividends in the foreseeable future. The Company intends to retain any earnings for use in the development and expansion of its business.

     Applicable provisions of the Delaware General Corporation Law may affect the ability of the Company to declare and pay dividends on its Common Stock as well as on its Preferred Stock. In particular, pursuant to the Delaware General Corporation Law, a company may pay dividends out of its surplus, as defined, or out of its net profits, for the fiscal year in which the dividend is declared and/or the preceding year. Surplus is defined in the Delaware General Corporation Law to be the excess of net assets of the company over capital. Capital is defined to be the aggregate par value of shares issued.

                              MANAGEMENT

     The executive officers and directors of the Company as of July 31, 1995 are as follows:

        NAME                AGE        POSITION
        ----                ---        --------

William J. Bologna           53        Chairman of the Board

Nicholas A. Buoniconti       54        Vice Chairman of the Board and Chief
                                       Operating Officer

Norman M. Meier              56        President, Chief Executive Officer and
                                       Director

Margaret J. Roell            35        Vice  President--Finance and
                                       Administration, Chief Financial Officer,
                                       Secretary and Treasurer

Irwin L. Kellner             56        Director

John E. A. Kidd              50        Director

Lila E. Nachtigall, M.D.     61        Director

     WILLIAM J. BOLOGNA has been a director of the Company since inception and was elected Chairman of the Company's Board of Directors in January 1992. From December 1988 to January 1992, Mr. Bologna served as Vice Chairman of the Company's Board of Directors. In addition, since 1980, he has been Chairman of Bologna & Hackett ("B&H"), an advertising agency specializing in pharmaceutical products which has in the past performed services for various international pharmaceutical companies. B&H ceased operations in May 1991 and has remained inactive since that date; however, B&H has not yet been dissolved. Prior to 1980, Mr. Bologna was employed by William Douglas McAdams, Inc., a company engaged in the marketing of pharmaceuticals, in a variety of positions, including Senior Vice President. In 1965, Mr. Bologna received his B.S. in Pharmacy from Fordham University. He received an MBA in Finance from Columbia University in 1971.

     NICHOLAS A. BUONICONTI has been a director of the Company since
June 1991 and was elected Vice Chairman and Chief Operating Officer of the Company in April 1992. Mr. Buoniconti, an attorney, is a member of the Massachusetts and Florida Bar. From January 1990 to April 1992, he was a member of the law firm of Nicholas A. Buoniconti, P.A. He held the position of President and Chief Operating Officer of UST, a Fortune 500 company, from May 1987 to December 1989. From 1985 to 1987, Mr. Buoniconti served as President and Chief Operating Officer of U.S. Tobacco (which changed its name to UST), as well as serving on the Board of Directors from 1978 to 1989. He has served as a member of the Board of Directors of the Miami Project to Cure Paralysis, and is heavily involved in the fund-raising efforts for the Project through the Marc Buoniconti Fund, named for his son. Mr. Buoniconti is a former All-Pro linebacker for the Miami Dolphins. Since 1978, he has co-hosted "Inside the NFL" on the Home Box Office cable network. Mr. Buoniconti is also a director of American Bankers Insurance Co. and Simmons Outdoor Corporation.

     NORMAN M. MEIER has been President, Chief Executive Officer and a director of the Company since inception. In addition, since 1980, Mr. Meier has been an officer and director of B&H. B&H ceased operations in May 1991 and has remained inactive since that date; however, B&H has not yet been dissolved. From 1971 to 1977, Mr. Meier was Vice President of Sales and Marketing for Key Pharmaceuticals, Inc., a company which had been engaged in the marketing and sales of pharmaceuticals until its sale to Schering-Plough Corporation in June 1986. From 1977 until June 1986, Mr. Meier served as a consultant to Key Pharmaceuticals, Inc. In 1960, Mr. Meier received his B.S. in Pharmacy from Columbia University. He received his M.S. in Pharmacy Administration from Long Island University in 1964. Mr. Meier is also a director of Universal Heights, Inc.

     MARGARET J. ROELL has been Vice President--Finance and Administration, Chief Financial Officer, Treasurer and Secretary of the Company since June 1991. Ms. Roell was employed by Arthur Andersen & Co., independent public accountants, from 1981 to 1991 and was an audit manager with Arthur Andersen & Co. from 1986 to 1991.

     IRWIN L. KELLNER has been a director of the Company since May 1988. Dr. Kellner is the chief economist of Chemical Banking, formed by the merger of Chemical Bank with Manufacturers Hanover Trust Company ("MHT"). Dr. Kellner has been employed by MHT since 1970. From 1980 to 1991, Dr. Kellner was the Chief Economist of MHT. Dr. Kellner, a past president of the Forecasters Club of New York and the New York Association of Business Economists, holds membership, and has held a variety of posts, in several professional associations, including the American Economic Association, American Statistical Association and the National Association of Business Economists. Dr. Kellner is also a governor of the Money Marketeers. His other board memberships include the Juvenile Diabetes Foundation, the Children's AIDS Network, North Shore University Hospital, the Don Monti Memorial Research Foundation and Touro College's Barry Z. Levine School of Health Sciences.

     JOHN E. A. KIDD has been a director of the Company since April 1988 and served as Chairman of the Board of Directors of the Company from December 1988 to December 1991. From July 1988 to 1990, Mr. Kidd was a director of Care Plus, Inc., a publicly owned health care company traded over-the-counter. For approximately the past five years, Mr. Kidd has been an Executive Director of a number of public companies located in the United Kingdom, in which an investment company controlled by his family had been a major investor.

     LILA E. NACHTIGALL, M.D. has been a director of the Company since November 1992. Dr. Nachtigall has been employed by the New York University School of Medicine since 1961. Dr. Nachtigall is currently a Professor of Obstetrics and Gynecology. In addition, Dr. Nachtigall is the Clinic Coordinator of GYN-Endocrine Clinic at Bellevue Hospital and Co-director of the GYN-Endocrine Program and Director of Women's Wellness Division at New York University Medical Center.

     All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Directors receive no compensation for serving on the Board, except for the receipt of stock options and the reimbursement of reasonable expenses incurred in attending meetings. Officers are elected annually by the Board of Directors and serve at the discretion of the Board. The Board of Directors has two standing committees, the Audit Committee and the Compensation/Stock Option Committee.

EXECUTIVE COMPENSATION

     The tables and descriptive information set forth below are intended to comply with the Securities and Exchange Commission compensation disclosure requirements. This information is being furnished with respect to the Company's Chief Executive Officer ("CEO") and its three other executive officers, other than the CEO, whose salary and bonus exceeded $100,000 for the most recent fiscal year (collectively, the "Executive Officers").

                  SUMMARY COMPENSATION TABLE


                                    ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                                    -------------------               ----------------------
                                                                            SECURITIES
                                                                            UNDERLYING
NAME AND PRINCIPAL POSITION     YEAR       SALARY      BONUS (1)            OPTIONS (3)
---------------------------     ----       ------      ---------            -----------
Norman M. Meier                 1994     $ 180,000      $  -                470,000
 President and Chief            1993       180,000         -                200,000
 Executive Officer              1992       180,000      45,100                 -

William J. Bologna              1994       180,000         -                470,000
 Chairman of the Board          1993       180,000         -                200,000
                                1992       180,000      45,100                 -

Nicholas A. Buoniconti          1994       135,000         -                910,000
 Vice Chairman and              1993       135,000         -                200,000
 Chief Operating Officer        1992        95,625(2)      -                675,000

Margaret J. Roell               1994       120,000         -                   -
 Vice President -               1993       120,000         -                 20,000
 Finance & Administration       1992       120,000         -                 50,000
 Chief Financial Officer

(1) These amounts are accrued as of year end and paid during the following year.
(2)  Mr. Buoniconti was hired as of April 15, 1992.
(3) The options granted in 1993 and 1992 to Messrs. Meier, Bologna and Buoniconti, were cancelled in 1994. See Ten Year Option Repricings Chart on the following page.

                  OPTION GRANTS DURING 1994

                         NUMBER OF   % OF TOTAL
                        SECURITIES     OPTIONS                                GRANT
                        UNDERLYING   GRANTED TO  EXERCISE                     DATE
                          OPTIONS     EMPLOYEES   PRICE       EXPIRATION     PRESENT
NAME                    GRANTED (1)   IN 1994     ($/SH)         DATE        VALUE (2)
----                    -----------  ----------  --------     ----------     ---------
Norman M. Meier            470,000      24%      $4.375       9/28/2004     $1,640,300

William J. Bologna         470,000      24%       4.375       9/28/2004      1,640,300

Nicholas A. Buoniconti     910,000      47%       4.375       9/28/2004      3,175,900

Margaret J. Roell             -          -          -             -              -

(1) These options were granted in connection with Messrs. Meier, Bologna and Buoniconti each investing $200,000 into the Company. In connection therewith, options to purchase 450,000, 450,000 and 910,000 shares of Common Stock previously granted to Messrs. Meier, Bologna and Buoniconti, respectively, were cancelled.

(2) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following:
       (i) an exercise price of $4.375, equal to the fair market value of the

                                 -23-

       underlying stock on the date of grant, (ii) an option term of ten years,
       (iii) an interest rate of 7.46% that represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term, (iv) volatility of 65.104% calculated using daily stock prices for the one-year period prior to the grant date and (v) no annualized dividends paid with respect to a share of Common Stock at the date of grant. The ultimate values of the options will depend on the future price of the Company's Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's Common Stock over the exercise price on the date the option is exercised.

    AGGREGATED OPTION EXERCISES DURING 1994 AND FISCAL YEAR END OPTION VALUES

                                                   NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                        OPTIONS AT                    OPTIONS AT
                      SHARES ACQUIRED     VALUE      DECEMBER 31, 1994             DECEMBER 31, 1994
NAME                    ON EXERCISE     REALIZED  EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
----                    -----------     --------  -----------  -------------   -----------  -------------
Norman M. Meier             -            $   -        -          470,000          $   -       256,250

William J. Bologna          -                -        -          470,000              -       256,250

Nicholas A. Buoniconti      -                -        -          910,000              -       568,750

Margaret J. Roell           -                -      75,000        45,000            3,125       3,125


                     TEN YEAR OPTION REPRICINGS

                                   NUMBER OF                                              LENGTH OF
                                   SECURITIES     MARKET PRICE    EXERCISE                 ORIGINAL
                                   UNDERLYING      OF STOCK AT    PRICE AT                OPTION TERM
                                    OPTIONS          TIME OF       TIME OF               REMAINING AT
                                  REPRICED OR     REPRICING OR   REPRICING OR     NEW       DATE OF
                                    AMENDED          AMENDMENT     AMENDMENT   EXERCISE   REPRICING OR
NAME                       DATE      (#)               ($)           ($)       PRICE ($)   AMENDMENT
----                    --------  -----------   ---------------  ------------  ---------  -----------

Norman M. Meier          9/28/94   100,000         $4.375          $4.50       $4.375      6.5 years
                         9/28/94   200,000          4.375           5.50        4.375      9   years
                         9/28/94   120,000          4.375          13.25        4.375      3   months
                         9/28/94    29,244          4.375          14.58        4.375      3   months

William J. Bologna       9/28/94   100,000          4.375           4.50        4.375      6.5 years
                         9/28/94   200,000          4.375           5.50        4.375      9   years
                         9/28/94   120,000          4.375          13.25        4.375      3   months
                         9/28/94    29,244          4.375          14.58        4.375      3   months

Nicholas A. Buoniconti   9/28/94   400,000          4.375          4.875        4.375      7.5 years
                         9/28/94   200,000          4.375          5.500        4.375      9   years
                         9/28/94    25,000          4.375          5.750        4.375      7   years
                         9/28/94    10,000          4.375          8.000        4.375      7   years
                         9/28/94   250,000          4.375          8.000        4.375      7.5 years
                         9/28/94    25,000          4.375          9.000        4.375      7   years

EMPLOYMENT AGREEMENTS

    In January 1990, the Company entered into five-year employment agreements with each of John E.A. Kidd, William J. Bologna and Norman M.
Meier, to serve as Chairman, Vice-Chairman and President of the Company, respectively. Pursuant to their respective employment agreements, each such employee is entitled to a base salary of $180,000 per year and a bonus equal to one-half of 1% of the Company's net revenues. Net revenues are defined to be gross sales less discounts, allowances and returns. In addition, each such employee was granted options to purchase 150,000 shares of the Company's Common Stock at an exercise price of $13.25 with respect to Mr. Kidd and $14.58 with respect to each of Messrs. Meier and Bologna. Pursuant to the terms of such agreements, each employee has agreed to dedicate his services on a substantially full-time basis and has agreed for the term of his agreement and for two years thereafter not to compete with the Company. As of December 31, 1991, contemporaneously with his resignation as Chairman of the Board, Mr. Kidd's contract was amended such that he will receive a salary of $1,000 per year for performing certain investor relations tasks for the Company. In June 1993, Messrs. Bologna and Meier 's employment agreements were amended such that effective January 1, 1993, the provisions pursuant to which they would have received an aggregate bonus equal to one percent of sales in 1993 and 1994 were canceled. If the Company would have had pre-tax earnings during 1994, Messrs. Bologna and Meier would have been eligible to participate in the incentive compensation plan approved by the shareholders at the 1993 annual meeting of the Company. During 1994, in connection with Messrs. Meier and Bologna each investing $200,000 into the Company, these options were canceled and new options were granted. New employment agreements have not been entered into; however, Messrs. Meier and Bologna have continued to provide the same services to the Company and therefore have been receiving the same compensation and benefits as provided for in the original employment agreements.

     In April 1992, the Company entered into a five-year employment agreement with Nicholas A. Buoniconti, to serve as Vice Chairman and Chief Operating Officer of the Company. Pursuant to this agreement, Mr. Buoniconti is paid an annual salary of $135,000. As additional compensation, Mr. Buoniconti was granted options to purchase 250,000 and 400,000 shares of the Company's Common Stock at exercise prices of $8.00 and $4.88 per share, respectively, which options vest over five years. Pursuant to the terms of such agreement, Mr. Buoniconti agreed to dedicate his services on a substantially full-time basis and has agreed for the term of his agreement and for two years thereafter not to compete with the Company. During 1994, in connection with Mr. Buoniconti investing $200,000 into the Company, these options were canceled and new options were granted.

     In June 1991, the Company entered into a two-year employment agreement with Margaret J. Roell, its Vice-President -- Finance and Administration, Chief Financial Officer, Secretary and Treasurer, with provision for extension of the agreement for an additional two years. Pursuant to this agreement, Ms. Roell is paid an annual salary of $120,000. As additional compensation, Ms. Roell was granted options to purchase 50,000 shares of the Company's Common Stock at an exercise price of $5.75. One half of such options became exercisable in June 1992 with the remainder exercisable beginning in June 1993. In June 1993, Ms. Roell's contract was renewed under the same terms for an additional two years. A new employment agreement has not been entered into; however, Ms. Roell has continued to provide the same services to the Company and therefore has been receiving the same compensation and benefits as provided for in the original employment agreement.

     The exercise price of all of the options granted pursuant to the aforementioned employment agreements are based on the closing price of the Company's Common Stock on the American Stock Exchange on the day prior to grant.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of July 31, 1995, directors and named executive officers, individually and as a group, beneficially owned Common Stock as follows:

             NAME OF                        SHARES, NATURE OF INTEREST
        BENEFICIAL OWNER              AND PERCENTAGE OF EQUITY SECURITIES(1)
        ----------------              --------------------------------------
Norman M. Meier (3)                       1,295,800            5.0%
William J. Bologna (2)(3)                 2,408,632            9.2%

Nicholas A. Buoniconti (3)                  990,000            3.7%
Irwin L. Kellner (3)                        121,500             *
John E. A. Kidd (3)                         165,936             *
Lila E. Nachtigall (3)                       57,000             *
Margaret J. Roell (3)                       100,200             *
Officers and directors as a group
 (7 people)                               5,139,068           18.4%

*         Represents less than 1 percent.

(1) Includes shares issuable upon exercise of both options and warrants which are currently exercisable or which may be acquired within 60 days and shares issuable upon conversion of the Series A and Series B Preferred Stock (12.36 for the Series A Preferred Stock and 20.57 for the Series B Preferred Stock).

(2) Includes 20,570 shares issuable upon conversion of 1,000 shares of Series B Preferred Stock. Includes 98,062 shares beneficially owned by Mr. Bologna's spouse.

(3) Includes shares issuable upon exercise of options, which are currently exercisable or which may be acquired within 60 days, to purchase 470,000 shares with respect to Mr. Meier, 470,000 shares with respect to Mr. Bologna, 910,000 shares with respect to Mr. Buoniconti, 82,000 shares with respect to Dr. Kellner, 115,936 shares with respect to Mr. Kidd, 57,000 shares with respect to Dr. Nachtigall and 100,000 shares with respect to Ms. Roell.

     As of July 31, 1995, the following table sets forth information regarding the number and percentage of Common Stock held by all persons who are known by the Company to beneficially own or exercise voting or dispositive control over 5% or more of the Company's outstanding Common
Stock:

                                     NUMBER OF SHARES
        NAME AND ADDRESS            BENEFICIALLY OWNED      PERCENT OF CLASS
        ----------------            ------------------      ----------------
Dominion Capital, Inc./
Dominion Resources, Inc. (1)
901 East Byrd Street, 17th Floor
Richmond, VA 23219                     1,292,123                  5.1%

(1) Based on information included on Schedule 13D dated January 10, 1995. Includes warrants to purchase 150,000 shares of the Company's Common Stock.

             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1993, the Company loaned Messrs. Meier and Bologna, $80,000 and $110,350, respectively. The notes, which bear interest at 10% per annum and are unsecured but with full recourse, are due on or before December 7, 1996.

     During 1994, Messrs. Meier, Bologna and Buoniconti, each invested $200,000 into the Company, through the purchase of 50,000, 38,663 and 50,000 shares, respectively.

                         PLAN OF DISTRIBUTION

     The Shares owned by the Selling Securityholders may be sold from time to time by the Selling Securityholders, or by pledges, donees, transferees or other successors in interest. Such sales may be made on the American Stock Exchange or otherwise at prices and at terms then prevailing or at prices related to the then current market prices, or in privately negotiated transactions. The Shares may be sold publicly by one or more of the following: (i) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (iii) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Securityholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. The sale of a substantial number of the Shares by the Selling Securityholders may have an adverse effect on the market price of the Company's Common Stock.

     The Company will pay certain expenses incident to the offering and sale of the Shares. The Company will not pay for, among other expenses, commissions and discounts of underwriters, dealers or agents or the fees and expenses of counsel for the Selling Securityholders. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

                        SELLING SECURITYHOLDERS
     The Selling Securityholders are the holders of the Shares.

     In April 1992, the Company filed an action against Bank Piquet ("Piquet"), and certain other defendants (all of whom except Piquet have defaulted), for a declaratory judgement ("Action"), in the United States District Court for the Southern District of Florida ("Court"), relating to the ownership and rights to exercise certain warrants to purchase shares of the Company's Common Stock ("Warrants"). The Action was commenced by the Company when it determined that Piquet, the purported holder of the Warrants, was not the registered owner in accordance with the procedures for transfer set forth in the warrant agreement, and Piquet's ownership claims were from an entity different from the entity to whom the Warrants were issued. Thereafter, Piquet filed a counterclaim claiming $600,000 in damages as a result of the Company's denying Piquet the right to exercise the Warrants. The Company filed the Action in order to avoid being exposed to duplicate claims to the right to exercise the Warrants, and the attendant liability thereto. This Action was settled as of May 13, 1995. In connection therewith, the Company issued Piguet a warrant to purchase 300,000 shares of Common Stock at $5.31 per share, exercisable through May 13, 1998. The terms of the settlement were approved by the Company's Board of Directors.

     The Common Stock was issued to Sherman & Fischman and Slatt & Lane as of the effective date of this prospectus in payment of legal services aggregating $210,000 and $105,000, respectively, provided to the Company. The number of shares of Common Stock issued to Sherman & Fischman and Slatt & Lane was based on the market price of the Company's Common Stock on the date the issuance of the Common Stock was approved by the Company's Board of Directors.

     The following table sets forth as of the commencement of the offering, based on information provided to the Company by the Selling Securityholders, the shares of Common Stock being offered by each of the Selling Securityholders. The percentage of voting securities to be owned after the offering assumes the sale of the securities registered hereby, and takes into consideration the voting rights of the Common Stock and Series A and B Preferred Stock as of July 31, 1995.

                            NUMBER OF SHARES OF            PERCENTAGE OF VOTING
NAME OF SELLING                 COMMON STOCK                 SECURITIES OWNED
SECURITYHOLDERS           INCLUDED IN THE OFFERING            AFTER OFFERING
---------------           ------------------------         --------------------
Bank Piguet et Cie, SA            300,000                          *
Sherman & Fischman                 30,000                          *
Slatt & Lane                       15,000                          *
                                  -------
   Total                          345,000
                                  =======

*  Less than 1 percent

                                 -27-

                       DESCRIPTION OF SECURITIES

GENERAL

        The Company is authorized to issue 40,000,000 shares of common stock, par value $.01 per share, ("Common Stock") and 1,000,000 shares of preferred stock, par value $.01 per share, of which 151,000 shares have been designated Series A Preferred Stock and 150,000 shares have been designated Series B Preferred Stock. As of July 31, 1995, 25,679,354 shares of Common Stock, 1,365 shares of Series A Preferred Stock and 1,750 shares of Series B Preferred Stock were outstanding, and there were 670, 6 and 4 holders of record of Common Stock, Series A and Series B Preferred Stock, respectively. The Company has been informed that there are approximately 7,000 beneficial owners of its Common Stock.

COMMON STOCK

        With the exception of certain circumstances, holders of the Series A and Series B Preferred Stock and Common Stock vote together as a single class on all matters upon which stockholders are entitled to vote. The holders of Common Stock are entitled to one vote for each share of such stock held of record by them and may not accumulate votes. This means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so; and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor, subject to prior rights of preferred stockholders, and in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities and after payment of any preferential amounts to which holders of preferred stock are entitled. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock.

        DIVIDENDS

        The Company has never paid a cash dividend on its Common Stock and does not anticipate the payment of cash dividends in the foreseeable future. The Company intends to retain any earnings for use in the development and expansion of its business.

        FUTURE SALES OF COMMON STOCK

        Approximately 4,175,404 shares of Common Stock outstanding are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may be sold only in compliance with such Rule, pursuant to registration under the Act or pursuant to exemption therefrom. Generally, under Rule 144, each person holding restricted securities for a period of two years may, every three months after such two-year holding period, sell in ordinary brokerage transactions or to market makers an amount of shares equal to the greater of one percent of the Company's then outstanding Common Stock or the average weekly trading volume during the four weeks prior to the proposed sale. This limitation on the amount of shares which may be sold under the Rule does not apply to restricted securities sold for the account of a person who is not and has not been an affiliate of the Company during the three months prior to the proposed sale and who has beneficially owned the securities for at least three years. In addition, the shares of Common Stock underlying the shares of Series A and Series B Preferred Stock have been registered under the Securities Act and, accordingly, when issued, will not be restricted securities. Sales of substantial amounts of Common Stock in the public market under Rule 144, pursuant to registration statements, or otherwise, could adversely affect prevailing market prices of the Common Stock.

WARRANTS

        The statements under this caption are summaries that do not purport to be complete. They are qualified by reference to the Warrant Instruments, which have been filed with the Securities and Exchange Commission.

        As of July 31, 1995, the Company had warrants outstanding for the purchase of up to 1,015,381 shares of Common Stock at prices ranging from $4.00 to $8.875 per share. These warrants are exercisable through 1999. The exercise price of the warrants and the number of shares of Common Stock issuable upon the exercise of the warrants are subject to adjustment in certain circumstances. Warrants may be exercised at any time during their exercise periods by surrendering to the Company the certificate evidencing such warrants, with the form to exercise all or a portion of such Warrants duly filled in and signed, together with payment of the exercise price.

PREFERRED STOCK

        The Board of Directors is authorized to issue shares of preferred stock and, subject to the limitations contained in the Certificate of Incorporation and any limitations prescribed by law, to establish and designate series and to fix the number of shares and the relative rights, conversion rights, voting rights, terms of redemption and liquidation preferences. If shares of preferred stock with voting rights are issued, such issuance could affect the voting rights of the holders of the Company's Common Stock by increasing the number of outstanding shares having voting rights. In addition, if the Board of Directors authorizes the issuance of shares of preferred stock with conversion rights, the number of shares of Common Stock outstanding could potentially be increased up to the authorized amount. The issuance of preferred stock, could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. Also, preferred stock could have preferences with respect to dividend and liquidation rights.

        The Company issued 151,000 shares of Series A Preferred Stock in connection with its private placement completed in November 1989 and 150,000 shares of Series B Preferred Stock in connection with its private placement completed in August 1991. The following description of the rights, preferences and privileges of the Series A and Series B Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificates of Designation to the Company's Certificate of Incorporation, which sets forth the terms and provisions of the Series A and Series B Preferred Stock, copies of which have been previously filed with the Securities and Exchange Commission.

        DIVIDENDS

        The Series A Preferred Stock pays cumulative dividends at a rate of 8% per annum payable quarterly. As of June 30, 1995, dividends of $92,563 have been earned but have not been declared and are included in other long-term liabilities in the accompanying consolidated balance sheet. Upon conversion of any shares of Series A Preferred Stock, the Company is obligated to issue additional shares of Common Stock having a market value equal to accrued but unpaid dividends on the Series A Preferred Stock at the time of conversion. The issuance of any such shares of Common Stock is subject to applicable provisions of the Delaware General Corporation Law.

        The Company does not presently intend to declare dividends with respect to the Series B Preferred Stock. In the event the Board of Directors elects to declare any cash dividends on the Common Stock, the Board must also declare a cash dividend on the Series B Preferred Stock in an amount equal to the common equivalent per share dividend declared on the Common Stock. Dividends will be cumulative from the payment date of any such declaration, whether or not there are funds of the Company legally available for the payment of such dividends. Accumulations of dividends on shares of Series B Preferred Stock shall not bear interest. See "Dividend Policy."

        CONVERSION RIGHTS

        Holders of Series A and Series B Preferred Stock are entitled to convert their shares of Preferred Stock into shares of Common Stock at any time. As of July 31, 1995, each share of Series A Preferred Stock is convertible into 12.36 shares of Common Stock and each share of Series B Preferred Stock is convertible into 20.57 shares of Common Stock.

        The Conversion Rates are subject to adjustment in certain circumstances. If the Company declares a dividend on its Common Stock payable in Common Stock or payable in securities convertible into Common Stock, or if the Company subdivides, combines, or reclassifies its outstanding shares of Common Stock, then the Conversion Rates will be adjusted such that each holder of Series A or Series B Preferred Stock will be entitled to receive on conversion of his shares that number of shares of Common Stock he would have held after the dividend, subdivision, combination, or reclassification if he had converted his shares of Series A and Series B Preferred Stock immediately prior to the record date or effective date thereof, and, in the case of a dividend payable in securities convertible into Common Stock, after he had converted all such securities into Common Stock.

        The Series B Preferred Stock will be automatically converted into Common Stock upon the first to occur of the following events: (i) the completion of at least a $10 million public offering with an offering price of at least $10 per share or (ii) the date on which the closing price of the Common Stock on a national exchange is at least $10.00 per share for a minimum of 20 consecutive trading days where the average daily volume during such period is at least 30,000 shares.

        REDEMPTION RIGHT

        The Company has the right to redeem all or part of the shares of Series A Preferred Stock at redemption prices ranging from $103.20 per share of Series A Preferred Stock in 1995 to $100 in 1999, plus accrued and unpaid dividends, if any.

        VOTING RIGHTS

        Holders of Series A and Series B Preferred Stock are each entitled to one vote for each share of Common Stock into which the shares of Series A and Series B Preferred Stock are convertible. With the exception of certain circumstances, holders of Series A and Series B Preferred Stock and Common Stock vote together as a single class on all matters upon which stockholders are entitled to vote. Holders of Series A Preferred Stock also have the right, voting as a separate class, to approve any creation of a series of stock senior to the Series A Preferred Stock as to dividends or liquidation. In the event the Company fails to pay dividends that have been declared on the Series A Preferred Stock for four consecutive quarters, the holders of Series A Preferred Stock, voting as a separate class, have the right to elect one member of the Board of Directors. Holders of Series B Preferred Stock have the right, voting as a separate class, to approve the creation of any series of stock senior to the Series B Preferred Stock as to liquidation.

        LIQUIDATION RIGHTS

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Series A and Series B Preferred Stock will be entitled to receive out of assets of the Company available for distribution to its stockholders, before any distribution is made to holders of its Common Stock, liquidating distributions in an amount equal to $100 per share. In addition, holders of Series A Preferred Stock will be entitled to receive all accrued but unpaid dividends. After payment of the full amount of the
                                  -30-
liquidating distributions to the holders of the Series A and Series B Preferred Stock, holders of the Company's Common Stock will be entitled to any further distribution of the Company's assets. If the assets of the Company are insufficient to pay the full amounts of the liquidating distributions on the Series A and Series B Preferred Stock, then all available assets of the Company will be distributed ratably to the holders of the Series A and Series B Preferred Stock.

TRANSFER AGENT

        The transfer agent for the Company's Common Stock and Series A and Series B Preferred Stock is First Union National Bank, 230 S. Tryon Street, Charlotte, NC 28288-1154.

REPORTS TO STOCKHOLDERS

        The Company furnishes its stockholders with annual reports containing audited financial statements and other periodic reports as the Company determines to be appropriate or as may be required by law.

               INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Delaware law provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if the indemnified party acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation with respect to any criminal action or proceeding and the indemnified party did not have reasonable cause to believe his conduct was unlawful.

        Delaware law also provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, against any expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation.

        Additionally, Delaware law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the law.

        Article EIGHTH of the Registrant's Restated and Amended Certificate of Incorporation and Section 1 of Article VI of the Registrant's By-Laws give a director or officer the right to be indemnified by the Registrant to the fullest extent permitted under Delaware law.

        Article TENTH of the Registrant's Restated and Amended Certificate of Incorporation provides that no director shall be personally liable to the Registrant or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware, or shall be liable by reason that, in addition to any and all other requirements for such liability, he
(i) shall have breached his duty of
loyalty to the Registrant or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith,
(iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit. The provisions of such article do not limit or eliminate the liability of any director for any act or omission occurring prior to the effective time of such article.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                               LEGAL MATTERS

        The legality of the securities offered hereby will be passed upon for the Company by Weil, Gotshal & Manges (a partnership including professional corporations), New York, New York.

                                 EXPERTS

        The financial statements and schedules included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

               COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

                     INDEX TO FINANCIAL STATEMENTS

                                                                          Page
Report of Independent Certified Public Accountants                         F-2

Consolidated Balance Sheets
 As of June 30, 1995 (unaudited) and December 31, 1994 and 1993            F-3

Consolidated Statements of Operations
  for each of the three years ended December 31, 1994 and for the
  six months ended June 30, 1995 (unaudited) and 1994 (unaudited)          F-5

Consolidated Statements of Stockholders' Equity (Deficit)
  for each of the three years ended December 31, 1994 and for the
  six months ended June 30, 1995 (unaudited)                               F-6

Consolidated Statements of Cash Flows
  for each of the three years ended December 31, 1994 and for the
  six months ended June 30, 1995 (unaudited) and 1994 (unaudited)          F-8

Notes to Consolidated Financial Statements                                F-11

           REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Columbia Laboratories, Inc.:

We have audited the accompanying consolidated balance sheets of Columbia Laboratories, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Columbia Laboratories, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

                                                       ARTHUR ANDERSEN LLP

Miami, Florida,
   February 24, 1995.

              COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEETS


                                         ASSETS
                                        ---------                    DECEMBER 31,
                                         JUNE 30,            ------------------------
                                           1995               1994                1993
                                        ---------             ----                ----
                                       (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents            $  6,038,642       $   689,749        $ 5,280,829
  Accounts receivable, net of
   allowance for doubtful accounts
   of $136,754, $98,370, and $110,015
   in 1995, 1994 and 1993,
   respectively                           1,011,768           904,277          1,361,604
  Inventories                             1,253,400         1,117,243          2,874,208
  Prepaid expenses                          184,117           125,832            218,729
                                        -----------        ----------         ----------
     Total current assets                 8,487,927         2,837,101          9,735,370
                                        -----------        ----------         ----------

PROPERTY AND EQUIPMENT:
  Leasehold improvements                     16,167            15,162             13,045
  Machinery and equipment                 1,430,261         1,394,788          1,123,847
  Furniture and fixtures                     71,700            70,597             65,499
                                        -----------        ----------         ----------
                                          1,518,128         1,480,547          1,202,391

  Less-Accumulated depreciation
   and amortization                         712,634           564,924            359,231
                                        -----------        ----------         ----------
                                            805,494           915,623            843,160
                                        -----------        ----------         ----------

INTANGIBLE ASSETS, net                    1,674,847         1,786,037          2,007,937

OTHER ASSETS                              1,292,356         1,268,803          1,283,584
                                        -----------       -----------        -----------
                                        $12,260,624        $6,807,564        $13,870,051
                                        ===========        ==========        ===========

                              (Continued)

              COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED BALANCE SHEETS

                              (CONTINUED)

            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


                                                                     DECEMBER 31,
                                         JUNE 30,             ------------------------
                                           1995               1994                1993
                                        ---------             ----                ----
                                       (UNAUDITED)
CURRENT LIABILITIES:

  Current portion of long-term debt $      156,751     $        -          $     37,527
  Accounts payable                       3,560,662          3,707,966         1,748,704
  Accrued expenses                         761,586          1,059,960         2,421,261
  Deferred revenue                       1,335,445          1,540,549         2,328,542
  Estimated liability for returns
   and allowances                          389,545            387,075           311,147
                                        ----------        -----------        ----------
     Total current liabilities           6,203,989          6,695,550         6,847,181
                                        ----------        -----------        ----------

LONG-TERM DEBT, net of current portion
  and debt discount                           -             6,217,649         5,473,838
OTHER LONG-TERM LIABILITIES                 92,563             86,743            74,144

COMMITMENTS AND CONTINGENCIES
 (Notes 1 and 5)

STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, $.01 par value;
     1,000,000 shares authorized;
      Series A Convertible Preferred
       Stock, 1,365, 1,515 and 1,915
       shares issued and outstanding
       in 1995, 1994 and 1993,
       respectively (liquidation
       preference of $136,500 and
       $151,500 at June 30, 1995
       and December 31, 1994,
       respectively)                            14                 15                19
      Series B Convertible Preferred
       Stock, 1,750, 2,000 and 7,750
       shares issued and outstanding
       in 1995, 1994 and 1993,
       respectively (liquidation
       preference of $175,000 and
       $200,000 at June 30, 1995
       and December 31, 1994,
       respectively)                            18                 20                77
  Common stock, $.01 par value;
     40,000,000 shares authorized;
     25,648,354, 23,778,897 and
     22,155,906 shares issued and
     outstanding in 1995, 1994 and
     1993, respectively                    256,484            237,789           221,559
  Capital in excess of par value        71,339,245         64,206,507        58,926,490
  Accumulated deficit                  (65,645,261)       (70,853,356)      (57,859,467)
  Cumulative translation adjustment         13,572            216,647           186,210
                                       -----------        -----------       -----------
   Total stockholders' equity
    (deficit)                            5,964,072         (6,192,378)        1,474,888
                                       -----------        -----------       -----------
                                       $12,260,624        $ 6,807,564       $13,870,051
                                       ===========        ===========       ===========

             The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

             COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF OPERATIONS

                                             SIX MONTHS ENDED JUNE 30,                    YEAR ENDED DECEMBER 31,
                                            ----------------------------          ----------------------------------------
                                                1995            1994                  1994           1993          1992
                                            ------------    ------------          ------------   ------------   ----------
                                                    (UNAUDITED)

NET SALES                                    $ 6,083,866     $ 3,877,732           $ 8,769,064   $ 8,150,227   $ 9,173,042

COST OF GOODS SOLD                             3,197,014       2,029,088             5,539,424     5,077,816     5,327,459
                                             -----------      ----------           -----------   -----------   -----------
     Gross profit                              2,886,852       1,848,644             3,229,640     3,072,411     3,845,583
                                             -----------      ----------           -----------   -----------   -----------

OPERATING EXPENSES:
  Selling and distribution                     1,448,463       1,077,567             2,036,353     2,571,164     3,373,259
  General and administrative                   1,572,054       1,573,311             2,799,863     3,491,201     4,701,646
  Research and development                     2,725,085       4,087,422             8,976,047     5,290,912     3,129,026
  Lease termination cost                            -               -                     -          238,282     1,000,000
                                             -----------      ----------          ------------   -----------   -----------
     Total operating expenses                  5,745,602       6,738,300            13,812,263    11,591,559    12,203,931
                                             -----------      ----------          ------------   -----------   -----------

     Loss from operations                     (2,858,750)     (4,889,656)          (10,582,623)   (8,519,148)   (8,358,348)
                                             -----------      ----------          ------------   -----------   -----------

OTHER INCOME (EXPENSE):
  License fees, net                            8,054,883          60,464               174,741       561,297     2,776,043
  Interest income                                 40,205          37,144                61,030        89,540       114,801
  Interest expense                              (140,750)       (714,068)           (2,479,610)     (431,983)     (548,924)
  Guaranteed return to minority
   shareholders of subsidiary                       -              -                    -               -       (2,585,118)
  Purchase of option                                -              -                    -         (2,000,000)         -
  Other, net                                     112,507         (64,844)             (167,427)     (152,689)       65,610
                                             -----------     -----------          ------------   -----------    ----------
                                               8,066,845        (681,304)           (2,411,266)   (1,933,835)      (177,588)
                                             -----------     -----------          ------------   -----------    ----------

     Net income (loss)                       $ 5,208,095     $(5,570,960)         $(12,993,889) $(10,452,983)  $(8,535,936)
                                             ===========     ===========          ============  ============   ===========

NET INCOME (LOSS) PER COMMON SHARE           $       .21     $      (.25)         $       (.58)  $      (.49)  $      (.51)
                                             ===========     ===========          ============   ===========    ===========

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING                    25,123,000      22,199,000            22,530,000    21,380,000     16,880,000
                                             ===========     ===========          ============   ===========    ===========


           The accompanying notes to consolidated financial statements are an integral part of these statements.

            COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                           SERIES A                SERIES B
                                        PREFERRED STOCK        PREFERRED STOCK           COMMON STOCK
                                        ---------------        ---------------    -----------------------
                                        NUMBER                 NUMBER               NUMBER
                                          OF                     OF                   OF
                                        SHARES    AMOUNT       SHARES   AMOUNT      SHARES        AMOUNT
                                        ------    ------       ------   ------    ----------     --------
BALANCE, January 1, 1992                 3,165      $ 32       22,750   $ 227     16,392,281     $163,923

Common stock issued in payment
 for services rendered                    -         -             -       -           15,000          150
Options exercised                         -         -             -       -          561,432        5,614
Warrants exercised                        -         -             -       -          123,898        1,239
Conversion of preferred stock             (975)      (10)     (10,000)   (100)       212,051        2,120
Accumulated dividends on
 preferred stock                          -         -             -       -             -             -
Payment of accumulated dividends          -         -             -       -              757            8
Translation adjustment                    -         -             -       -             -             -
Net loss                                  -         -             -       -             -             -
                                     ---------   -------    ---------  ------     ----------      -------

BALANCE, December 31, 1992               2,190        22       12,750     127     17,305,419      173,054

Issuance of common stock                  -         -             -       -        3,992,002       39,920
Options exercised                         -         -             -       -          531,568        5,316
Warrants exercised                        -         -             -       -          220,668        2,207
Issuance of warrants                      -         -             -       -             -             -
Conversion of preferred stock             (275)       (3)      (5,000)    (50)       106,249        1,062
Accumulated dividends on
 preferred stock                          -         -             -       -             -             -
Translation adjustment                    -         -             -       -             -             -
Net loss                                  -         -             -       -             -             -
                                     ---------   -------    ---------  ------     ----------      -------

BALANCE, December 31, 1993               1,915        19        7,750      77      22,155,906     221,559



                                     CAPITAL IN                       CUMULATIVE
                                     EXCESS OF       ACCUMULATED     TRANSLATION
                                     PAR VALUE         DEFICIT        ADJUSTMENT        TOTAL
                                     ---------       -----------     ------------   -----------
BALANCE, January 1, 1992            $38,369,579     $(38,870,548)       $(383,298)   $(720,085)

Common stock issued in payment
 for services rendered                  119,850             -                -         120,000
Options exercised                     1,015,322             -                -       1,020,936
Warrants exercised                      126,145             -                -         127,384
Conversion of preferred stock            (2,010)            -                -            -
Accumulated dividends on
 preferred stock                        (19,826)            -                -         (19,826)
Payment of accumulated dividends          6,336             -                -           6,344
Translation adjustment                     -                -           1,010,097    1,010,097
Net loss                                   -          (8,535,936)            -      (8,535,936)
                                    -----------     ------------      -----------   ----------
BALANCE, December 31, 1992           39,615,396      (47,406,484)         626,799   (6,991,086)

Issuance of common stock             16,644,494             -                -      16,684,414
Options exercised                       474,689             -                -         480,005
Warrants exercised                      296,727             -                -         298,934
Issuance of warrants                  1,912,500             -                -       1,912,500
Conversion of preferred stock            (1,009)            -                -            -
Accumulated dividends on
 preferred stock                        (16,307)            -                -         (16,307)
Translation adjustment                     -                -            (440,589)    (440,589)
Net loss                                   -         (10,452,983)            -     (10,452,983)
                                    -----------     ------------      -----------   ----------
BALANCE, December 31, 1993           58,926,490      (57,859,467)         186,210    1,474,888

                                    (Continued)

               COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                (Continued)


                                           SERIES A                SERIES B
                                        PREFERRED STOCK        PREFERRED STOCK           COMMON STOCK
                                        ---------------        ---------------    -----------------------
                                        NUMBER                 NUMBER               NUMBER
                                          OF                     OF                   OF
                                        SHARES    AMOUNT       SHARES   AMOUNT      SHARES        AMOUNT
                                        ------    ------       ------   ------    ----------     --------
BALANCE, January 1, 1994                  1,915     $ 19       7,750      $ 77    22,155,906     $221,559

Issuance of common stock                   -         -          -          -         126,061        1,261
Options exercised                          -         -          -          -          20,000          200
Warrants exercised                         -         -          -          -       1,060,000       10,600
Conversion of debt                         -         -          -          -         293,710        2,937
Conversion of preferred stock              (400)      (4)     (5,750)      (57)      123,220        1,232
Accumulated dividends on
 preferred stock                           -         -          -          -            -            -
Translation adjustment                     -         -          -          -            -            -
Net loss                                   -         -          -          -            -            -
                                        -------    -----      ------      ----    ----------     --------
BALANCE, December 31, 1994                1,515       15       2,000        20    23,778,897      237,789

Issuance of common stock (unaudited)       -         -          -          -          67,610          676
Options exercised (unaudited)              -         -          -          -          35,000          350
Warrants exercised (unaudited)             -         -          -          -          64,619          646
Conversion of debt (unaudited)             -         -          -          -       1,695,232       16,953
Conversion of preferred stock
 (unaudited)                               (150)      (1)       (250)       (2)        6,996           70
Accumulated dividends on
 preferred stock (unaudited)               -         -          -          -            -            -
Translation adjustment (unaudited)         -         -          -          -            -            -
Net income (loss) (unaudited)              -         -          -          -            -            -
                                        -------    -----      ------      ----    ----------     --------
BALANCE, June 30, 1995 (unaudited)        1,365     $ 14       1,750      $ 18    25,648,354     $256,484
                                        =======    =====      ======      ====    ==========     ========



                                     CAPITAL IN                       CUMULATIVE
                                     EXCESS OF       ACCUMULATED     TRANSLATION
                                     PAR VALUE         DEFICIT        ADJUSTMENT        TOTAL
                                     ---------      ------------     ------------   -----------
BALANCE, January 1, 1994           $58,926,490      $(57,859,467)        $186,210    $1,474,888

Issuance of common stock               525,739              -                -          527,000
Options exercised                       28,600              -                -           28,800
Warrants exercised                   3,714,400              -                -        3,725,000
Conversion of debt                   1,025,048              -                -        1,027,985
Conversion of preferred stock           (1,171)             -                -             -
Accumulated dividends on
 preferred stock                       (12,599)             -                -          (12,599)
Translation adjustment                    -                 -              30,437        30,437
Net loss                                  -          (12,993,889)            -      (12,993,889)
                                   -----------      ------------     ------------   -----------
BALANCE, December 31, 1994          64,206,507       (70,853,356)         216,647    (6,192,378)

Issuance of common stock
  (unaudited)                          302,471              -                -          303,147
Options exercised (unaudited)          161,525              -                -          161,875
Warrants exercised (unaudited)         352,173              -                -          352,819
Conversion of debt (unaudited)       6,322,456              -                -        6,339,409
Conversion of preferred stock
 (unaudited)                               (67)             -                -             -
Accumulated dividends on
 preferred stock (unaudited)            (5,820)             -                -           (5,820)
Translation adjustment (unaudited)        -                 -            (203,075)     (203,075)
Net income (loss) (unaudited)             -            5,208,095             -        5,208,095)
                                   -----------      ------------     ------------   -----------
BALANCE, June 30, 1995
   (unaudited)                     $71,339,245      $(65,645,261)        $ 13,572   $ 5,964,072
                                   ===========      ============     ============   ===========

                The accompanying notes to consolidated financial
              statements are an integral part of these statements.

                  COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                             SIX MONTHS ENDED JUNE 30,                     YEAR ENDED DECEMBER 31,
                                            ----------------------------          -----------------------------------------
                                                1995            1994                  1994           1993          1992
                                            ------------    ------------          ------------   ------------   -----------
                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                         $ 5,208,095     $ (5,570,960)         $(12,993,889)  $(10,452,983)   $(8,535,936)
  Adjustments to reconcile net income
    (loss) to net cash used in
    operating activities-
       Depreciation and amortization            255,658          213,269               440,496        496,984        568,669
       Provision for (recovery of) doubtful
        accounts                                 38,384           16,382                (3,030)         4,734       (113,977)
       Provision for returns and allowances      13,092          335,844               168,215        233,969        532,073
       Lease termination cost                      -                -                     -           112,007      1,000,000
       Write-down of property and equipment        -                -                     -           216,133         11,815
       Write-down of inventories                   -                -                  888,277        451,460           -
       Guaranteed return to minority
        shareholders of subsidiary                 -                -                     -              -         2,585,118
       Interest expense                            -             347,770             1,738,635        173,865           -

  Changes in assets and liabilities -
   (Increase) decrease in:
       Accounts receivable                     (393,186)         (51,074)               43,773       (469,726)      (197,360)
       Inventories                             (136,159)         337,453               868,688        (31,914)    (3,053,773)
       Prepaid expenses                         201,090          267,432                78,365        (87,374)       393,302
       Other assets                             (18,418)          18,626                20,548       (510,804)        96,127

  Increase (decrease) in:
       Accounts payable                          40,352        1,634,050             2,071,080     (1,617,947)     1,703,535
       Accrued expenses                        (203,383)      (1,311,017)           (1,516,010)     1,579,201     (1,428,550)
       Deferred revenue                          54,882         (231,304)             (387,993)      (144,738)       128,244
       Estimated liability for returns
        and allowances                          (10,622)            -                  (92,287)      (344,203)      (558,460)
                                              ---------      -----------           -----------   ------------      ----------
          Net cash used in operating
            activities                        5,049,785       (3,993,529)           (8,675,132)   (10,391,336)    (6,869,173)
                                              ---------      -----------           -----------   ------------     -----------

                                   (Continued)

                COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS


                                             SIX MONTHS ENDED JUNE 30,                     YEAR ENDED DECEMBER 31,
                                            ----------------------------          -----------------------------------------
                                                1995            1994                  1994           1993          1992
                                            ------------    ------------          ------------   ------------   -----------
                                                    (UNAUDITED)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment        $ (29,177)      $  (140,765)          $  (275,210)    $ (118,023)    $(423,613)
  Proceeds from sale of investment               -                 -                     -            25,817        53,653
                                            ---------       -----------           -----------     ----------    ----------
    Net cash used in investing activities     (29,177)         (140,765)             (275,210)       (92,206)     (369,960)
                                            ---------       -----------           -----------     ----------    ----------

CASH FLOWS FROM FINANCING  ACTIVITIES:
  Proceeds from issuance of notes payable
   and long-term debt                            -                 -                     -         7,250,000          -
  Repayments of notes payable and
   long-term debt                             (91,954)          (37,527)              (37,527)      (192,024)      (28,519)
  Repayment of amount owed to minority
   shareholders of a subsidiary                  -                 -                     -        (2,500,000)         -
  Proceeds from issuance of common stock       78,147              -                  500,000      9,448,813          -
  Proceeds from exercise of options
   and warrants                               514,694            78,800             3,753,800        778,939     1,148,320
                                            ---------       -----------           -----------     ----------    ----------
    Net cash provided by financing
      activities                              500,887            41,273             4,216,273     14,785,728     1,119,801
                                            ---------       -----------           -----------     ----------    ----------

EFFECT OF EXCHANGE RATE CHANGES ON CASH      (172,602)          115,564               142,989        (62,143)       19,592
                                            ---------       -----------           -----------     ----------    ----------

NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS                       5,348,893        (3,977,457)           (4,591,080)     4,240,043    (6,099,740)

CASH AND CASH EQUIVALENTS,
  beginning of period                         689,749         5,280,829             5,280,829      1,040,786     7,140,526
                                            ---------       -----------           -----------     ----------    ----------
CASH AND CASH EQUIVALENTS,
  end of period                            $6,038,642       $ 1,303,372           $   689,749     $5,280,829    $1,040,786
                                           ==========       ===========           ===========     ==========    ==========

SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION
  Interest paid during the period           $  12,435       $      -              $   573,338     $   29,857    $  147,231
                                            =========       ===========           ===========     ==========    ==========

                                 (Continued)

                COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (Continued)

SUPPLEMENTAL SCHEDULE OF NONCASH
 OPERATING AND FINANCING ACTIVITIES:

         During the six months ended June 30, 1995, the Company issued 1,695,232 shares of Common Stock in payment of long-term debt and accrued interest totalling $6,339,409.

         During the six months ended June 30, 1995, the Company issued 50,000 shares of Common Stock in payment of legal fees totalling $225,000.

        In January 1993, the Company completed a private placement of 2.5 million shares of its Common Stock, raising net proceeds of approximately $9.5 million. In addition, the Company repaid the amount owed to the minority shareholders of a subsidiary through the payment of $2.5 million in cash and the issuance of 867,579 shares of the Company's Common Stock. The Company also repaid $1.6 million of long-term debt through the payment of $100,000 in cash and the issuance of 375,000 shares of the Company's Common Stock.

        During 1993, the Company issued 239,238 shares of Common Stock in payment of lease termination costs which totaled $1.2 million. In addition, during 1994 and 1993, the Company issued 5,008 and 10,300 shares of Common Stock, respectively, in payment of consulting fees, which totaled $27,000 and $54,000, respectively.

      The accompanying notes to consolidated financial statements are an integral part of these statements.

            COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (Data with respect to June 30, 1995 and 1994 have not been audited by independent certified public accountants.)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    ORGANIZATION-

Columbia Laboratories, Inc. (the "Company") was incorporated as a Delaware corporation in December 1986. The Company's objective is to develop on a worldwide basis a portfolio of women's prescription and over-the-counter products, including those which help prevent sexually transmitted diseases. The Company's products primarily utilize the Company's patented bioadhesive delivery technology.

    PRINCIPLES OF CONSOLIDATION-

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

    ADJUSTMENT OF PRIOR YEARS' FINANCIAL STATEMENTS-

In December 1993, the Company entered into an Option and License Agreement pursuant to which it was granted an option to obtain an exclusive license to the North and South American rights to a potential AIDS treatment. The option cost $2 million, which in accordance with SFAS No. 2, should have been expensed when acquired in 1993. As a result, the Company has restated net income (loss) for 1993, 1994 and 1995.

The effect of the restatement is to increase 1993 net loss by $2 million or $(.09) per share and decrease 1994 net loss $400,000 or $.01 per share. The effect on the 1994 and 1995 per share quarterly amounts is immaterial.

    FOREIGN CURRENCY-

The assets and liabilities of the Company's foreign subsidiaries are translated into U.S. dollars at current exchange rates and revenue and expense items are translated at average rates of exchange prevailing during the period. Resulting translation adjustments are accumulated as a separate component of stockholders' equity (deficit).

    INVENTORIES-

Inventories are stated at the lower of cost (first-in, first-out) or market. Components of inventory cost include materials, labor and manufacturing overhead. Inventories consist of the following:

                                                        DECEMBER 31,
                           JUNE 30,            --------------------------
                             1995                 1994            1993
                          -----------          ----------      ----------
Finished goods            $  232,923           $  260,666      $  236,241
Raw materials              1,020,477              856,577       2,637,967
                          ----------           ----------      ----------
                          $1,253,400           $1,117,243      $2,874,208
                          ==========           ==========      ==========

    PROPERTY AND EQUIPMENT-

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the respective assets, as follows:

                                               YEARS
                                               ------
        Machinery and equipment                5 - 10
        Furniture and fixtures                      5

Costs of major additions and improvements are capitalized and expenditures for maintenance and repairs which do not extend the life of the assets are expensed. Upon sale or disposition of property and equipment, the cost and related accumulated depreciation are eliminated from the accounts and any resultant gain or loss is credited or charged to income.

    INTANGIBLE ASSETS-

Intangible assets consist of the following:

                                                        DECEMBER 31,
                           JUNE 30,            --------------------------
                             1995                 1994            1993
                          -----------          ----------      ----------
       Patents            $2,600,000           $2,600,000      $2,600,000
       Trademarks            341,000              341,000         341,000
                          -----------          ----------      ----------
                           2,941,000            2,941,000       2,941,000
       Less accumulated
          amortization    (1,730,362)          (1,154,963)       (933,063)
                          -----------          ----------      ----------
                          $1,674,847           $1,786,037      $2,007,937
                          ===========          ==========      ==========

Patents are being amortized on a straight-line basis over their remaining lives (through 2003). Trademarks are being amortized on a straight-line basis over ten years.

Following the acquisition of any intangible assets, the Company continually evaluates whether later events and circumstances have occurred that indicate that a trademark or patent may not be recoverable. Factors considered when determining whether an impairment of value has occurred and the amount of such an impairment, if any, include the underlying products estimated future undiscounted net income, including amounts to be received over the remaining life of the intangible from license fees, royalty income, and related deferred revenues as compared to the carrying value of the related intangible. Unrecoverable amounts are charged to operations.

    INCOME TAXES-

As of December 31, 1994, the Company has U.S. tax net operating loss carryforwards of approximately $40 million which expire through 2009. The Company also has unused tax credits of approximately $738,000 which expire at various dates through 2004. Utilization of net operating loss carryforwards may be limited in any year due to limitations in the Internal Revenue Code.

In February 1992, the Financial Accounting Standards Board issued a new standard on accounting for income taxes ("SFAS No. 109"). The Company adopted the new accounting and disclosure rules as of

January 1, 1993. Implementation of SFAS No. 109 had no effect on the Company's reported financial position and net loss. As of December 31, 1994 and 1993, other assets in the accompanying consolidated balance sheets include deferred tax assets of approximately $14 million (comprised primarily of a net operating loss carryforward) which have been fully reserved for as their ultimate realizability is not assured.

    REVENUE RECOGNITION-

Sales are recorded as products are shipped and services are rendered. Royalties and additional monies owed to the Company based on the strategic alliance partners selling prices are recorded as revenue as sales are made by the strategic alliance partners.

    LICENSE FEES-

License fees, net of related expenses, are recognized as other income when the Company has no further obligations with respect to the payments and thus the earnings process is complete.

    RESEARCH AND DEVELOPMENT COSTS-

Company sponsored research and development costs related to future products are expensed as incurred. Costs related to research and development contracts are charged to cost of sales upon recognition of the related revenue.

    LEASE TERMINATION COST-

Lease termination cost represents expenses incurred in relocating the Company's corporate headquarters to a smaller premises and in closing the Company's laboratory facility in Madison, Wisconsin. Of this amount, $1.2 million was paid through the issuance of 239,238 shares of the Company's $.01 par value Common Stock ("Common Stock").

    LOSS PER SHARE-

Loss per share is computed by dividing the net loss plus preferred dividends by the weighted average number of shares of common stock outstanding during the period. Shares to be issued upon the exercise of the outstanding options and warrants or the conversion of the preferred stock are not included in the computation of loss per share as their effect is antidilutive.

    STATEMENTS OF CASH FLOWS-

For purposes of the statements of cash flows, the Company considers all investments purchased with a maturity of three months or less to be cash equivalents.

(2) STRATEGIC ALLIANCE AGREEMENTS:

The Company has entered into strategic alliance agreements for the marketing and distribution of Replens with: (i) Warner-Lambert Company under which Warner-Lambert Company markets Replens in the United States;
(ii) subsidiaries of Johnson and Johnson under which those subsidiaries market Replens in Italy and will market Replens in Belgium; (iii) Roussel-UCLAF under which Roussel markets Replens in France, certain French overseas territories and Greece; (iv) Sterling Drug Inc. under which Sterling markets Replens in Japan, South America, Central America, Australia, New Zealand, and other Pacific Rim nations; (v) Teva Pharmaceutical under which Teva will market Replens in Israel; (vi) Logos Pharmaceuticals (Pty) Limited under which Logos markets Replens in South Africa and the sixteen countries of sub-Saharan Africa; (vii) LASA SA under which LASA SA markets Replens in Spain; (viii) Unipath Ltd. under which Unipath markets Replens and Feminesse(TM) in the United Kingdom; (ix) Roberts Pharmaceutical Corporation under which Roberts will market Replens in Canada; (x) Vifor SA under which Vifor will market Replens in Switzerland and Liechtenstein; (xi) Hermes H/F under which Hermes is currently marketing Replens in Iceland and (xii) a Swedish pharmaceutical company that has created a joint venture which markets Replens in Sweden and other Scandinavian countries. Pursuant to these agreements, the Company has received advance payments, of which $1,540,549 and $2,328,542, respectively, are reflected as deferred revenue in the accompanying December 31, 1994 and 1993 consolidated balance sheets, respectively. These advance payments will be recognized as products are shipped to the applicable strategic alliance partners or as sales are made by the strategic alliance partners.

During 1993, the Logos agreement was amended such that Logos will also be the exclusive distributor of the Company's progesterone product in South Africa and the sixteen countries of sub-Saharan Africa. As part of the agreement, the Company received upfront licensing fees as well as ongoing revenue from manufacturing and product sales.

In September 1994, the Company entered into a license and distribution agreement with Lake Pharmaceutical, Inc. under which Lake markets Advantage 24 in the United States.

(3) LONG-TERM DEBT:

Long-term debt consists of the following:
                                                        DECEMBER 31,
                           JUNE 30,            --------------------------
                             1995                 1994            1993
                          -----------          ----------      ----------
      10% notes payable    $  156,751          $6,217,649      $7,250,000

      Less - Debt discount       -                   -         (1,738,635)

      Less - Payments
       due within one
        year                 (156,751)               -            (37,527)
                          -----------          ----------      ----------
                           $     -             $6,217,649      $5,473,838
                          ===========          ==========      ==========

During 1993, the Company issued $7.25 million of unsecured 10% notes payable due on June 30, 1996 ("1993 Notes"). Pursuant to the terms of the 1993 Notes, if the Company or any of its subsidiaries receives upfront license fees for the marketing and distribution of the Company's prescription progesterone product, the Company will use one-third of the net proceeds of such upfront fees to make "pro-rata" prepayments of the notes payable. In January 1994, a prepayment totaling $37,527 was made. In connection with the 1993 Notes, the Company issued warrants to purchase 1,212,500 shares of the Company's Common Stock at an exercise price of $4.00 per share, which was less than the market value of the Company's Common Stock on the date of grant. The difference, aggregating $1,912,500, is being recorded as additional interest expense over the term of the 1993 Notes. As of December 31, 1993, $1,738,635 is reflected as debt discount in the accompanying consolidated balance sheet. The warrants are exercisable during the period from July 1, 1994 through June 30, 1998.

During 1994, the exercise price of certain of the warrants was reduced from $4.00 per share to $3.50 per share, conditioned on the immediate exercise of the warrants. As additional consideration for the immediate exercise of the warrants, the holders were granted the right at any time to convert the outstanding principal amount of the 1993 debt and accrued interest thereon, into shares of Common Stock at an exchange rate equal to a 25% discount to the then current market price, based on the average closing price of the Common Stock for the fifteen days prior to the conversion date, but in no event at a price less than $3.50 per share. As consideration for the repricing of the warrants, the note holders waived their right to receive one-third of the net proceeds of any upfront licensing fees. As a result, warrants to purchase 1,050,000 shares of Common Stock were exercised resulting in net proceeds of $3,675,000 to the Company.

During 1994, the Company repaid $1,027,985 of long-term debt and accrued interest through the issuance of 293,710 shares of the Company's Common
Stock. In addition, during 1995, the Company repaid an additional $6,339,409 of long-term debt and accrued interest through the issuance of 1,695,232 shares of the Company's Common Stock. As a result of the exercise of the warrants and the repayment of the debt, during 1994, debt discount aggregating $1,738,635 has been recorded as additional interest expense.

(4) STOCKHOLDERS' EQUITY (DEFICIT):

     PREFERRED STOCK-

In November 1989, the Company completed a private placement of 151,000 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock"). The Series A Preferred Stock pays cumulative dividends at a rate of 8% per annum payable quarterly and each share is convertible into 12.36 shares of the Company's Common Stock. As of June 30, 1995 and December 31, 1994 and 1993, dividends of $92,563, $86,743 and $74,144, respectively, have been earned but have not been declared and are included in other long-term liabilities in the accompanying consolidated balance sheets.

In August 1991, the Company completed a private placement of 150,000 shares of Series B Convertible Preferred Stock ("Series B Preferred Stock"). Each share of Series B Preferred Stock is convertible into 20.57 shares of the Company's Common Stock.

Upon liquidation of the Company, the holders of the Series A and Series B Preferred Stock are entitled to $100 per share. In addition, the holders of Series A Preferred Stock are entitled to accumulated unpaid dividends. The Series A Preferred Stock shares are redeemable for cash, at the option of the Company, at specified redemption prices. The Series B Preferred Stock will be automatically converted into Common Stock upon the occurrence of certain events. Holders of the Series A and Series B Preferred Stock are entitled to one vote for each share of common stock into which the preferred stock is convertible.

     WARRANTS-

As of June 30, 1995, December 31, 1994 and 1993, the Company had warrants outstanding for the purchase of 1,015,381, 780,000 and 2,316,500 shares of Common Stock, respectively. Information on outstanding warrants is as follows:

                                                    DECEMBER 31,
   EXERCISE         JUNE 30,                -----------------------------
    PRICE            1995                      1994               1993
 -----------      -----------               ---------           ---------
     $4.00            162,500                 162,500           1,212,500
      4.375           150,000                 150,000                -
      4.81             75,000                  75,000              75,000
      4.875            57,500                  57,500                -
      5.00             14,000                  14,000             398,000
      5.25              7,000                   7,000               7,000
      5.31            300,000                    -                300,000
      5.46             60,381                 125,000             125,000
      5.625             7,000                   7,000               7,000
      5.875             7,000                   7,000               7,000
      7.13               -                       -                 10,000
      8.875           175,000                 175,000             175,000
                    ---------                 -------           ---------
                    1,015,381                 780,000           2,316,500
                    =========                 =======           =========

All of the warrants, except the $4.875 warrants, were exercisable on December 31, 1994.

     STOCK OPTION PLAN-

All employees, officers, directors and consultants of the Company or any subsidiary are eligible to participate in the Columbia Laboratories, Inc. 1988 Stock Option Plan (the "Plan"). Under the Plan, as amended, a total of 5,000,000 shares of Common Stock have been authorized for issuance upon exercise of the options. Information on options are as follows:

                                            NUMBER
                                           OF SHARES            PRICE PER SHARE
                                          -----------          -----------------
Outstanding, January 1, 1993                2,979,068           $ .25 - 16.03
     Granted                                1,003,572            5.38 -  5.63
     Exercised                               (531,568)            .25 -  2.72
     Canceled                                (110,500)           4.88 - 13.25
                                           ----------
Outstanding, December 31, 1993              3,340,572            1.44 - 16.03
     Granted                                1,925,000            4.38 -  6.13
     Exercised                                (20,000)           1.44
     Canceled                              (1,995,252)           4.34 - 14.58
                                           ----------
Outstanding, December 31, 1994              3,250,320            1.44 - 16.03
     Granted                                    -                -
     Exercised                                (35,000)           4.50 -  5.38
     Canceled                                (208,174)           13.25
                                           ----------
Outstanding, June 30, 1995                  3,007,146            1.44 - 16.03
                                           ==========

Options exercisable:
     December 31, 1993                      1,625,500          $ 1.44 - 16.03
                                           ==========          ==============
     December 31, 1994                      1,074,320          $ 1.44 - 16.03
                                           ==========          ==============
     June 30, 1995                            891,146          $ 1.44 - 16.03
                                           ==========          ==============

(5) COMMITMENTS AND CONTINGENCIES:

     LEASES-

The Company leases office space, apartments and office equipment under noncancelable operating leases. Lease expense for each of the six months ended June 30, 1995 and 1994 and for each of the three years ended December 31, 1994, 1993 and 1992 totaled $207,073, $239,583, $461,489,
$308,625 and $842,512, respectively. Future minimum lease payments as of December 31, 1994 are as follows:

                     1995                    $351,902
                     1996                     200,171
                     1997                     105,830
                     1998                      73,258
                     1999                       2,850
                                             --------
                                             $734,011
                                             ========

     ROYALTIES-

In 1989, the Company purchased the assets of Bio-Mimetics, Inc. which consisted of the patents underlying the Company's Bioadhesive Delivery System, other patent applications and related technology, for $2,600,000, in the form of 9% convertible debentures which were converted into 500,000 shares of the Company's Common Stock during 1991, and $100,000 in cash. The Company also agreed to pay Bio-Mimetics, Inc. a royalty equal to one percent of the net sales of products based on the Bioadhesive Delivery System to an aggregate amount of $7,500,000. In settlement of certain claims made by Bio-Mimetics, Inc.

and the Company, the royalty was increased to two percent effective July 1, 1992. In addition, beginning in March 1995, the Company agreed to prepay a portion of the remaining royalty obligation if certain conditions are met. The Company may not assign the patents underlying the Bioadhesive Delivery System without the prior written consent of Bio-Mimetics, Inc. until the aggregate royalties have been paid. Until September 1993, Joseph Robinson, Ph.D., the developer of the Bioadhesive Delivery System and a 50% owner of Bio-Mimetics, Inc., was the Vice President-Pharmaceutical Development of the Company. The assets and revenues of Bio-Mimetics, Inc. prior to acquisition were not significant to the financial statements of the Company.

In May 1989, the Company signed an exclusive agreement to license the U.S. and Canadian marketing rights for Diasorb, a unique pediatric antidiarrheal product formerly marketed by Schering-Plough Corporation. Under the terms of the agreement, the Company is obligated to pay a royalty equal to 5% of the net sales of Diasorb.

     EMPLOYMENT AGREEMENTS-

The Company has employment agreements with certain employees, some of whom are also stockholders of the Company. The terms of the employment agreements range from one to five years. Future base compensation to be paid under these agreements as of December 31, 1994 are as follows:

                     1995                    $388,958
                     1996                     147,083
                     1997                      39,375
                                             --------
                                             $575,416
                                             ========

During 1993, the Company's shareholders approved an Incentive Compensation Plan covering all employees pursuant to which an aggregate of 5% of pretax earnings of the Company for any year will be awarded to designated employees of the Company. As a result of the net loss, no amounts were awarded for 1994.

     MANUFACTURING EQUIPMENT-

In 1991, the Company placed orders for approximately $2,700,000 of manufacturing equipment. As of June 30, 1995 and December 31, 1994 and 1993, $945,000 of this equipment was completed and is included in machinery and equipment in the accompanying consolidated balance sheets. Deposits on manufacturing equipment totalling approximately $991,000 as of June 30, 1995 and December 31, 1994 and 1993, are included in other assets in the accompanying consolidated balance sheets.

     LEGAL PROCEEDINGS-

Various claims and complaints have been filed or are pending against the Company with respect to various matters. In the opinion of management and counsel, all such matters are adequately reserved for or covered by insurance or, if not so covered, are without any or have little merit or involve such amounts that if disposed of unfavorably would not have a material adverse effect on the Company.

(6) OTHER RELATED-PARTY TRANSACTION:

During 1993, the Company loaned two individuals who are officers, directors and stockholders of the Company an aggregate of $190,350. These notes, which bear interest at 10% per annum, are due on or before December 7, 1996. The notes and the related accrued interest, aggregating $211,219 and $192,184, respectively, are included in other assets in the accompanying December 31, 1994 and 1993 consolidated balance sheets.

(7) SEGMENT INFORMATION:

The Company and its subsidiaries are engaged in one line of business, the development and sale of pharmaceutical products and cosmetics. One customer accounted for approximately 27%, 29% and 32% of 1994, 1993 and 1992 consolidated net sales, respectively. Another customer accounted for approximately 14% and 11%, respectively, of 1994 and 1993 consolidated net sales. The following table shows selected information by geographic area:

                                      NET             LOSS FROM           IDENTIFIABLE
                                     SALES           OPERATIONS              ASSETS
                                  -----------       ------------          ------------
As of and for the year
 ended December 31, 1994-
 United States                      $7,681,985      $ (2,798,773)            $3,153,159
 Europe                              1,087,079        (7,783,850)             3,654,405
                                    ----------      ------------            -----------
                                    $8,769,064      $(10,582,623)            $6,807,564
                                    ==========      ============            ===========

As of and for the year
 ended December 31, 1993-
 United States                      $7,009,867       $(5,144,088)           $10,306,454
 Europe                              1,140,360        (3,375,060)             3,563,597
                                   -----------      ------------            -----------
                                    $8,150,227       $(8,519,148)           $13,870,051
                                   ===========      ============            ===========

As of and for the year
 ended December 31, 1992-
 United States                      $8,235,564       $(6,251,978)           $ 4,783,501
 Europe                                937,478        (2,106,370)             5,049,653
                                   -----------      ------------            -----------
                                    $9,173,042       $(8,358,348)           $ 9,833,154
                                   ===========      ============            ===========

As of and for the six months
 ended June 30, 1995-
 United States                      $5,061,930       $  (566,178)           $ 3,444,518
 Europe                              1,021,936        (2,302,572)             8,816,106
                                   -----------      ------------            -----------
                                    $6,083,866       $(2,858,750)           $12,260,624
                                   ===========      ============            ===========

As of and for the six months
 ended June 30, 1994-
 United States                      $3,432,906       $(1,578,175)           $ 4,895,854
 Europe                                444,826        (3,311,481)             5,938,486
                                   -----------      ------------            -----------
                                    $3,877,732       $(4,889,656)           $10,834,340
                                   ===========      ============            ===========

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY.

                           TABLE OF CONTENTS



Available Information                         2
The Company                                   3
Risk Factors                                  3
Use of Proceeds                               7
Dilution                                      7
Business                                      8
Properties                                   15
Legal Proceedings                            15
Selected Financial Data                      15
Management's Discussion and Analysis of
 Financial Condition and Results
  of Operations                              16
Price Range of Common Stock                  20
Dividend Policy                              20
Management                                   21
Security Ownership of Certain Beneficial
  Owners and Management                      25
Certain Relationships and Related
  Transactions                               26
Plan of Distribution                         27
Selling Securityholders                      27
Description of Securities                    28
Indemnification of Officers and Directors    31
Legal Matters                                32
Experts                                      32
Index to Consolidated Financial Statements  F-1

                                          PART II
                          INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fees                                      $    922
Accounting fees and expenses                                  2,000
Legal fees and expenses                                       2,000
Miscellaneous                                                   578
                                                            -------
Total                                                       $ 5,500
                                                            =======

        The Company is responsible for paying all of these fees.

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Section 145(a) of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if the indemnified party acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation with respect to any criminal action or proceeding and the indemnified party did not have reasonable cause to believe his conduct was unlawful.

        Section 145(b) of the General Corporation Law provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, against any expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation.

        Section 145(g) of the General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the law.

        Article EIGHTH of the Registrant's Restated and Amended Certificate of Incorporation and Section 1 of Article VI of the Registrant's By-Laws give a director or officer the right to be indemnified by the Registrant to the fullest extent permitted under Delaware law.

        Article TENTH of the Registrant's Restated and Amended Certificate of Incorporation provides that no director shall be personally liable to the Registrant or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law, or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Registrant or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or
(iv) shall have derived an improper personal benefit. The provisions of such article do not limit or eliminate the liability of any director for any act or omission occurring prior to the effective time of such article.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

        The following sets forth certain information with respect to all unregistered securities of the Company sold by the Company within the past three years:

     A. In December 1992, the Company issued warrants ("1992 Warrants") to purchase the following number of shares of the Company's Common Stock on or prior to December 1997: McKinley Capital 75,000 shares and Ken Pelton, 35,000 shares. Mc Kinley Capital's warrants are exercisable at $4.81 per share. Mr. Pelton's warrants are exercisable at various prices ranging from $5.00 to $5.875 per share.

        The 1992 Warrants were issued in settlement of lawsuits between McKinley Capital and the Company and between Mr. Pelton and the Company. The exercise price of the McKinley warrants is equal to the closing price of the Company's Common Stock on November 17, 1992, the day prior to the date the transaction was approved by the Company's Board of Directors. Pursuant to the settlement agreement with Mr. Pelton, approved by the Company's Board of Directors, the exercise price of 7,000 of Mr. Pelton's warrants were based on the closing price of the Company's Common Stock on each of December 14, 1992, January 14, 1993, February 12, 1993, March 13, 1993 and April 14, 1993.

        The issuance of the 1992 Warrants was made in reliance upon the exemption from the registration provisions of the Act, afforded by Section 4(2) of the Act, as transactions by an issuer not involving a public offering. The "purchasers" of the 1992 Warrants were familiar with or had access to information concerning the operations and financial condition of the Company.

        B. In January 1993, the Company sold an aggregate of 2,500,000 shares of Common Stock ("1993 Private Placement") to the purchasers below in the amounts appearing beside their respective names through Allen & Company Incorporated, as Placement Agent.

                                      NUMBER OF SHARES          AGGREGATE
NAME OF PURCHASER                      OF COMMON STOCK       PURCHASE PRICE
-----------------                     ----------------       --------------
American Diversified Enterprises, Inc.
  Portfolio Managed Account C-1          200,000                $ 800,000
The Chestnut Hill Fund L.P.               40,000                  160,000
Roger Stone                               25,000                  100,000
The Kraft Irrevocable Family Trust        25,000                  100,000
Robert K. Kraft                           25,000                  100,000
Edward C. Huebner                         24,000                   96,000
Quasar Partners LTD                       15,000                   60,000
ECH Fund Inc.                             15,000                   60,000
Hausmann Holdings                          7,000                   28,000
Citibank, N.A.                           300,000                1,200,000

Delaware Group Trend Fund, Inc.          400,000                1,600,000
Harvey P. Eisen                          100,000                  400,000
Family Partnership L.P.                  300,000                1,200,000
Frontier Partnership L.P.                224,650                  896,600
Hugh Knowlton Trust U/W/O Hugh Knowlton
  F/B/O Erica Knowlton                    32,000                  128,000
Winthrop Knowlton                         20,000                   80,000
Brae Group, Inc.                          50,000                  200,000
Paine Webber Olympus Fund
  (Paine Webber Growth Fund)             160,000                  640,000
Paine Webber Series Trust
  (Growth Portfolio)                      40,000                  160,000
Samuel P. Reed                            25,000                  100,000
Richard A. Horstmann                      50,000                  200,000
Trainer, Worham Profit Sharing Trust      25,000                  100,000
Berol Family Trust
  FBO Margaret B. Beattie                 25,000                  100,000
Family Trust FBO John A. Berol            25,000                  100,000
Family Trust FBO David N. Berol           25,000                  100,000
Berol Family Trust FBO John A. Berol      25,000                  100,000
Patricia Billhardt Master Trust           23,000                   92,000
Patricia Billhardt Gift Trust             22,000                   98,000
John L. Newbold III                       15,000                   60,000
John B. Horton                            15,000                   60,000
Allen & Company Incorporated             204,850                  819,400
John A. Schneider                         17,500                   70,000
                                       ---------              -----------
                                       2,500,000              $10,000,000
                                       =========              ===========

        The sales in connection with the 1993 Private Placement were made in reliance upon the exemption from the registration provisions of the Act, afforded by Section 4(2) of the Act, as transactions by an issuer not involving a public offering. All of the purchasers in connection with the 1993 Private Placement are "accredited investors" within the meaning of Rule 501 of the Act. All of the foregoing purchasers were familiar with or had access to information concerning the operations and financial condition of the Company.

        C. In August 1990, the Company sold a 25% equity interest in Columbia UK to a group of European Investors for a purchase price of (pound)1.8 million. In connection therewith, the Company committed to provide the European Investors a compound annual rate of return of 50% on their investment. In January 1993, the Company repurchased the European Investors interest in Columbia UK through the payment of $2.5 million in cash and the issuance of 867,579 shares of the Company's Common Stock. The Company issued 289,193 shares to each of Charterhouse Venture Nominees Ltd., Alta Berkeley Associates and SED Ventures.

        The issuance of the 867,579 shares was made in reliance upon the exemption from the registration provisions of the Act, afforded by Section 4(2) of the Act, as transactions by an issuer not involving a public offering. All of the "purchasers" of the shares are "accredited investors" within the meaning of Rule 501 of the Act. All of the foregoing "purchasers" were familiar with or had access to information concerning the operations and financial condition of the Company.

     D. In January 1993, the Company issued 375,000 shares of Common Stock in repayment of the $1,500,000 Dominion Notes.

        The issuance of the 375,000 shares was made in reliance upon the exemption from the registration provisions of the Act, afforded by Section
4(2) of the Act, as transactions by an issuer not involving a public offering. The "purchaser" of the shares is an "accredited investor" within the meaning of Rule 501 of the Act and is familiar with or had access to information concerning the operations and financial condition of the Company.

        E. In July 1993, the Company issued 250,000 shares of Common Stock to Hollywood Corporate Circle Associates as consideration for the termination of an Office Lease Agreement dated January 18, 1990, of which 10,762 shares were canceled in December 1993, pursuant to the terms of the Lease Termination Agreement.

        The issuance of the 250,000 shares was made in reliance upon the exemption from the registration provisions of the Act, afforded by Section 4(2) of the Act, as transactions by an issuer not involving a public offering. The "purchaser" of the shares is an "accredited investor" within the meaning of Rule 501 of the Act and is familiar with or had access to information concerning the operations and financial condition of the Company.

        F. In August, September and October 1993, the Company issued an aggregate of $7,250,000 of notes due June 30, 1996 ("1993 Notes") to the following parties and in the following amounts: Dominion Capital, Inc. ("Dominion"), in which William J. Hopke, a former director of the Company, is Vice President, Treasurer and a director, $1,000,000; Citibank, N.A., $1,500,000; John Hunter, $1,000,000; Flagship Partners, $320,000; Frontier Partners, $500,000; Erica Knowlton Trust, $180,000; Family Partnership, $500,000; Charles Marran, $250,000; Scott Paper Company, $300,000; Riverbank Associates, $200,000; SBSF Biotechnology Fund, $1,000,000 and SBSF Convertible Securities Fund, $500,000. The 1993 Notes bear interest at the rate of 10% per annum. In connection with the issuance of the 1993 Notes, the Company issued warrants ("1993 Warrants") to purchase the following number of shares of the Company's Common Stock at an exercise price of $4.00 per share during the period from July 1, 1994 to June 30, 1998: Dominion, 150,000 shares; Citibank, N.A., 225,000; Hyprom, S.A., 150,000; Flagship Partners, 48,000; Frontier Partners, 75,000; Erica Knowlton Trust, 27,000; Family Partnership, 75,000; Charles Marran, 37,500; Scott Paper Company, 45,000; Riverbank Associates, 30,000; SBSF Biotechnology Fund, 150,000 and SBSF Convertible Securities Fund, 75,000. The exercise prices of the 1993 Warrants and the number of shares of Common Stock issuable upon exercise of the 1991 Warrants are subject to adjustment in certain instances.

        The issuance of the 1993 Notes and the 1993 Warrants was made in reliance upon the exemption from the registration provisions of the Act, afforded by Section 4(2) of the Act, as transactions by an issuer not involving a public offering. The "purchasers" of the 1993 Notes and the 1993 Warrants are "accredited investors" within the meaning of Rule 501 of the Act and were familiar with or had access to information concerning the operations and financial condition of the Company.

     G. In October 1993 and March 1994, the Company issued warrants ("1993-1994 Warrants") to purchase the following number of shares of the Company's Common Stock at an exercise price of $4.00 per share during the period from July 1, 1994 to June 30, 1998: John Bendell,
37,500 shares and Ruth Maasbach, as nominee, 87,500 shares.

        The 1993-1994 Warrants were issued in connection with investment banking services provided to the Company in connection with the 1993 Notes. Accordingly, the exercise price of the 1993-1994 Warrants are equal to the exercise price of the 1993 Warrants. This transaction was approved by the Company's Board of Directors.

        The issuance of the 1993-1994 Warrants was made in reliance upon the exemption from the registration provisions of the Act, afforded by
Section 4(2) of the Act, as transactions by an issuer not involving a public offering. The "purchasers" of the 1993-1994 Warrants are "accredited investors" within the meaning of Rule 501 of the Act and were familiar with or had access to information concerning the operations and financial condition of the Company.

        H. In July 1994, the Company issued warrants ("1994 Warrants") to purchase the following number of shares of the Company's Common Stock at an exercise price of $4.875 per share during the period from July 19, 1995 to July 19, 1999: John Bendell, 12,500 shares and Leroy Goldfarb, 45,000 shares.

        The 1994 Warrants were issued in recognition of the continued support Messrs. Goldfarb and Bendall provide the Company. The exercise price of the 1994 Warrants is equal to the closing price of the Company's Common Stock on July 18, 1994, the day prior to the date the transaction was approved by the Company's Board of Directors.

        The issuance of the 1994 Warrants was made in reliance upon the exemption from the registration provisions of the Act, afforded by Section 4(2) of the Act, as transactions by an issuer not involving a public offering. The "purchasers" of the 1994 Warrants are "accredited investors" within the meaning of Rule 501 of the Act and were familiar with or had access to information concerning the operations and financial condition of the Company.

        I. In September 1994, the Company issued warrants ("1994 Dominion Warrants") to purchase 150,000 shares of the Company's Common Stock at an exercise price of $4.375 per share until September 28, 1994, to Dominion Capital, Inc.

        The 1994 Dominion Warrants were issued in recognition of the continued financial consulting support Dominion Capital provides the Company. The exercise price of the 1994 Dominion Warrants is equal to the closing price of the Company's Common Stock on September 27, 1994, the day prior to the date the transaction was approved by the Company's Board of Directors.

        The issuance of the 1994 Dominion Warrants was made in reliance upon the exemption from the registration provisions of the Act, afforded by
Section 4(2) of the Act, as transactions by an issuer not involving a public offering. The "purchaser" of the 1994 Dominion Warrants is an "accredited investor" within the meaning of Rule 501 of the Act and is familiar with or had access to information concerning the operations and financial condition of the Company.

        J. In October and November 1994, in connection with a private placement ("1994 Private Placement"), the Company issued an aggregate of 121,053 shares of Common Stock to the following subscribers:

                                   NUMBER OF SHARES             AGGREGATE
NAME OF PURCHASER                   OF COMMON STOCK          PURCHASE PRICE
-----------------                  ----------------          --------------
Nicholas A. Buoniconti                    50,000                 $200,000
William J. Bologna                        21,053                  100,000
Norman M. Meier                           50,000                  200,000
                                         -------                 --------
                                         121,053                 $500,000
                                         =======                 ========

        The sales in connection with the 1994 Private Placement were made in reliance upon the exemption from the registration provisions of the Act, afforded by Section 4(2) of the Act, as transactions by an issuer not involving a public offering. All of the purchasers in connection with the 1994 Private Placement are "accredited investors" within the meaning of Rule 501 of the Act. All of the foregoing purchasers were familiar with or had access to information concerning the operations and financial condition of the Company.

     K. In October 1994, the Company issued 900,000 shares of Common Stock upon exercise of 900,000 of the 1993 Warrants by the following persons and in the following amounts:

                                                              SHARES OF

                                                             COMMON STOCK
NAME OF PURCHASER                                               ISSUED
-----------------                                            ------------
Citibank, N.A.                                                  225,000
Dominion Capital, Inc.                                          150,000
Scott Paper Company                                              45,000
Riverbank Associates                                             30,000
SBSF Biotechnology Fund L.P.                                    150,000
SBSF Convertible Securities Fund L.P.                            75,000
Flagship Partners, ltd.                                          48,000
Frontier Partnership, l.P.                                       75,000
Winthrop Knowlton and Erica Knowlton
  Trustees u/w/o Hugh Knowlton
  FBO Erica Knowlton                                             27,000
Family Partnership                                               75,000
                                                                -------
                                                                900,000
                                                                =======

        The issuance of the 900,000 shares was made in reliance upon the exemption from the registration provisions of the Act, afforded by Section 4(2) of the Act, as transactions by an issuer not involving a public offering. All of the "purchasers" of the shares are "accredited investors" within the meaning of Rule 501 of the Act. All of the foregoing "purchasers" were familiar with or had access to information concerning the operations and financial condition of the Company.

     L. In October 1994, the Company issued 293,710 shares to John Hunter upon conversion of certain of the 1993 Notes and accrued interest.

        The issuance of the 293,710 shares was made in reliance upon the exemption from the registration provisions of the Act, afforded by Section 4(2) of the Act, as transactions by an issuer not involving a public offering. The "purchaser" of the shares is an "accredited investor" within the meaning of Rule 501 of the Act and is familiar with or had access to information concerning the operations and financial condition of the Company.

        M. In May 1995, the Company issued warrants ("Piguet Warrants") to purchase 300,000 shares of the Company's Common Stock at an exercise price of $5.3125 per share until May 1998, to Bank Piguet et Cie, S.A.

        The Piguet warrants were issued in settlement of a lawsuit between Bank Piguet and the Company. The exercise price of the Piguet Warrants is equal to the exercise price of the warrant, which had expired, in dispute in the lawsuit. The market value of the Company's Common Stock on May 13, 1995, the date the lawsuit was settled, was $4.9375. The transaction was approved by the Company's Board of Directors.

        The issuance of the Piguet Warrants was made in reliance upon the exemption from the registration provisions of the Act, afforded by Section 4(2) of the Act, as transactions by an issuer not involving a public offering. The "purchaser" of the Piguet Warrants is an "accredited investor" within the meaning of Rule 501 of the Act and is familiar with or had access to information concerning the operations and financial condition of the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

        Indexes to financial statements and financial statement schedules appear on F-1 and S-1, respectively.

EXHIBITS

3.1   --   Restated Certificate of Incorporation of the Company, as amended2/
3.2   --   By-laws of Company1/
5.1   --   Opinion re: Legality
10.1  --   Employment Agreement dated as of January 1, 1990, between the
           Company and Norman M. Meier2/
10.2  --   Employment Agreement dated as of January 1, 1990, between the
           Company and William J. Bologna2/
10.3  --   1988 Stock Option Plan, as amended, of the Company7/
10.4  --   Joint Venture Agreement for Replens-Sweden  dated June 20, 1990, between Columbia Ireland,  Sovro KB and Columbia Linc Sweden AB3/
10.5  --   Licensing and Distribution Agreement dated January 15, 1991, between the Company and Janssen Pharmaceutica, N.V.4/
10.6  --   License Agreement dated March 20, 1991, between the Company and
           Sterling Drug, Inc.3/
10.7  --   Agreement for  Replens-Italy  dated as of February 19, 1991, between Janssen Farmaceutica S.p.A and Columbia Laboratories (Ireland) Limited4/
10.8  --   Distribution Agreement between Columbia Laboratories (Ireland)
           Limited and Roussel UCLAF4/
10.9  --   Joint Venture Agreement for Replens-Spain dated as of May 31,
           1991, between the Company and LASA4/
10.10 -- License Agreement for Replens-Pac Rim dated as of July 23, 1991, between the Company and Sterling Drug Inc.4/
10.11 --   License and Supply Agreement between Warner-Lambert Company and the Company dated December 5, 19915/
10.12 --   Distributorship Agreement for Replens-Japan dated as of
           December 28, 1992, between the Company and Sterling-Winthrop Inc.7/
10.13 --   Asset Purchase, License and Option Agreement, dated November 22,
           19892/
10.14 -- Employment Agreement dated as of April 15, 1992, between the Company and Nicholas A. Buoniconti6/
10.15 -- License and Supply Agreement for Crinone between Columbia Laboratories (Bermuda) Limited and American Home Products dated as of May 21, 19959/
21    --   Subsidiaries of the Company8/
23.1  --   Consent of Independent Certified Public Accountants
23.2  --   Consent of Attorneys (included in exhibit 5.1)

1/ Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 33-22062-A) declared effective on July 28, 1988.

2/ Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 33-31962) declared effective on May 14, 1990.

3/ Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990.

4/ Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the three months ended June 30, 1991.

5/ Incorporated by reference to the Registrant's Current Report on Form 8-K, filed on January 2, 1992.

6/ Incorporated by reference to the Registrant's Post-Effective Amendment No. 4 to the Registration Statement on Form S-1 (File No. 33-35723) declared effective on May 28, 1992.

7/ Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993.

8/ Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994.

9/ Portions of this exhibit are subject to a request for confidential treatment. Accordingly, confidential portions of the agreement have been omitted and filed separately with the Commission.

ITEM 17. UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida on August 25, 1995.


                                        COLUMBIA LABORATORIES, INC.

                                        By:  /S/ MARGARET J. ROELL
                                            ---------------------------------
                                            Margaret J. Roell, Vice President

        Know all persons by these presents, that each person whose signature appears below constitutes and appoints Norman M. Meier or Margaret J. Roell his attorney-in-fact, with power of substitution, for him in any and all capacities, to sign amendments to this Registration Statement on Form S-1, and to file same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.


/S/ NORMAN M. MEIER         President, Chief Executive          August 25, 1995
--------------------        Officer, Director
Norman M. Meier             (Principal Executive Officer)

/S/ WILLIAM J. BOLOGNA      Chairman of the Board of Directors  August 25, 1995
-----------------------
William J. Bologna

/S/ NICHOLAS A. BUONICONTI  Vice Chairman of the                August 25, 1995
--------------------------  Board of Directors
Nicholas A. Buoniconti

/S/ MARGARET J. ROELL       Vice President-Finance and          August 25, 1995
---------------------       Administration, Chief Financial
Margaret J. Roell           Officer, Treasurer and Secretary
                            (Principal Financial and Accounting
                            Officer)

/S/ IRWIN L. KELLNER        Director                            August 25, 1995
--------------------
Irwin L. Kellner

/S/ JOHN E. A. KIDD         Director                            August 25, 1995
-------------------
John E. A. Kidd

                            Director                            August 25, 1995
----------------------
Lila E. Nachtigall

                COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

                   INDEX TO FINANCIAL STATEMENT SCHEDULE

                                                                PAGE
                                                                ----
Report of Independent Certified Public Accountants               S-2

Schedule VIII-Valuation and Qualifying Accounts and Reserves     S-3

             REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Columbia Laboratories, Inc.:

We have audited in accordance with generally accepted auditing standards, the financial statements of Columbia Laboratories, Inc. and subsidiaries included in this Form 10-K and have issued our report thereon dated February 24, 1995. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule VIII is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                    ARTHUR ANDERSEN LLP

Miami, Florida,
  February 24, 1995.

              COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

            SCHEDULE VIII - VALUATION AND QUALIFYING ACCOUNTS

               FOR THE THREE YEARS ENDED DECEMBER 31, 1994

                                                      CHARGED TO
                                         BALANCE AT (CREDITED TO)                      BALANCE
                                          BEGINNING    COSTS AND                        AT END
                DESCRIPTION               OF PERIOD     EXPENSES      DEDUCTIONS     OF PERIOD
                -----------              ---------- ------------      ----------     ---------
YEAR ENDED DECEMBER 31, 1994:
  Allowance for doubtful
    accounts                               $110,015    $  (3,030)       $ (8,615)      $ 98,370
                                           ========    =========        ========       ========

YEAR ENDED DECEMBER 31, 1993:
  Allowance for doubtful
    accounts                               $106,624    $   4,734        $ (1,343)      $110,015
                                           ========    =========        ========       ========

YEAR ENDED DECEMBER 31, 1992:
  Allowance for doubtful
    accounts                               $297,352    $(113,977)       $(76,751)      $106,624
                                           ========    =========        ========       ========


                                   S-3